Exhibit 10.24
EXECUTION COPY

CREDIT AGREEMENT
dated as of
August 15, 2008
among
HAIGHTS CROSS OPERATING COMPANY, as borrower,
THE GUARANTORS PARTY HERETO FROM TIME TO TIME,
THE LENDERS PARTY HERETO FROM TIME TO TIME,
and
DDJ CAPITAL MANAGEMENT, LLC,
as Administrative Agent and Collateral Agent

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT dated as of August 15, 2008 (this “Agreement”) is by and among HAIGHTS CROSS OPERATING COMPANY, a Delaware corporation, as borrower (the “Borrower”), THE GUARANTORS FROM TIME TO TIME PARTY HERETO, THE LENDERS FROM TIME TO TIME PARTY HERETO, and DDJ CAPITAL MANAGEMENT, LLC, as Administrative Agent and Collateral Agent.
     The parties hereto agree as follows:
ARTICLE 1
Definitions
     1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Additional Mortgage” has the meaning assigned to such term in Section 6.13(a).
     “Additional Mortgaged Property” means any Material Owned Property or Material Leasehold Property that is now owned or leased, or hereinafter acquired, by the Credit Parties, which the Agent or the Required Lenders reasonably determine to acquire a Mortgage on following the Closing Date.
     “Adjusted Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 5.25%. Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Adjusted Secured Debt” means, as at any date of determination, an amount equal to (a) the aggregate amount of Secured Debt of Holdings and its Subsidiaries as such date minus (b) the Cash-on-Hand Amount as of such date.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
     “Affiliate” means, with respect to a specified Person, another Person that Controls or is Controlled by or is under common Control with the Person specified.
     “Agent” means DDJ Capital Management, LLC in its capacities as administrative agent and collateral agent for the Lenders hereunder.
     “Applicable Margin” means (a) for Base Rate Loans, 7.0% per annum and (b) for LIBOR Loans, 8.25% per annum.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Term Loan Commitments hereunder represented by the aggregate amount of such Lender’s Term Loan Commitments hereunder.
     “Applicable Recipient” has the meaning assigned to such term in Section 2.4(d).

     “Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Agent, in the form of Exhibit E or any other form approved by the Agent which complies with the provisions of Section 10.4.
     “Base Rate” when used in reference to the Loans, refers to whether the Loans are bearing interest at a rate determined by reference to the Adjusted Base Rate.
     “Base Rate Loans” means, when used in reference to the Term Loans, that the interest on the Term Loans is determined by reference to the Adjusted Base Rate.
     “BNY” means The Bank of New York Mellon.
     “BNY Concentration Account” means deposit account number 8900450355 maintained by the Borrower with BNY and utitlized by the Borrower as a concentration account.
     “BNY Holdings Accounts” means (a) deposit account number 8900538694 maintained by Holdings with BNY and (b) investment account number 146005 maintained by Holdings with BNY.
     “BNY Securities Accounts” means following investment accounts: (a) investment account number 146002 maintained by the Borrower with BNY, (b) investment account number 146005 maintained by Holdings with BNY and (c) investment account number 146009 maintained by the Borrower with BNY.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” has the meaning assigned to such term in the introductory paragraph hereof.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.
     “Capital Expenditures” means, for any period, the sum of the aggregate amount of expenditures made or liabilities incurred during such period (including the aggregate amount of Capital Lease Obligations incurred during such period) to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP; provided that (a) such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event and (b) such term shall include any capitalized Pre-Publication Expenses.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     “Cash-on-Hand Amount” means, at any time of determination, the lesser of (a) the aggregate amount of unrestricted cash of the Credit Parties maintained at such time by the Credit Parties in deposit accounts (other than any payroll or other special accounts) which are subject to Control Agreements in favor of the Agent and on which the Agent has a First Priority Lien and (b) $10,000,000.
     “Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change after the Closing Date in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.7(b), by any lending office of the Lender, by an Affiliate of the Lender or by the Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law), other than a request or directive to comply with any law, rule or regulation in effect on the Closing Date, of any Governmental Authority made or issued after the Closing Date.
     “Change of Control” means (a) the consummation of any transaction (including without limitation, any merger) the result of which is that any “person” (as such term is used in Rule 13(d)-5(b)(1) under the Exchange Act), other than the Principals, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the outstanding Total Voting Power of Holdings on a fully diluted basis; provided, however, that no Person shall be deemed to beneficially own securities in Holdings beneficially owned by other parties to the Shareholders Agreement except to the extent of its pecuniary interest therein; or (b) any event, transaction or occurrence as a result of which a majority of the seats (other than vacant seats) on the board of directors of Holdings shall be occupied by Persons who were neither (i) nominated by the board of directors of such Credit Party, (ii) appointed by directors so nominated nor (iii) designated by one or more of the Principals; or (c) the failure of Holdings to own, beneficially and of record, 100% of the outstanding capital stock or other equity interests of the Borrower; or (d) the failure of the Borrower, to own directly or indirectly through one or more Subsidiaries, 100% of the outstanding capital stock or other equity interests of each of the other Credit Parties (other than Holdings); or (e) the sale of all or substantially all of the business or assets of any Credit Party (other than any such sale permitted by Section 7.4(c)(ii) or any other sale approved by the Required Lenders); or (f) the occurrence of any “Change of Control” under and as defined in either the Senior Note Indenture or the Discount Note Indenture.
     “Closing Date” means the date during which the Effective Time shall occur.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means, collectively, all of the Property in which Liens are purported to be granted under the Security Documents as security for the Obligations of the Credit Parties hereunder.
     “Commitments” means (a) for all Lenders, the aggregate Term Loan Commitments of all Lenders, and (b) for each Lender, such Lender’s Term Loan Commitment.
     “Compliance Certificate” means a certificate executed by a Designated Financial Officer, in substantially the form of Exhibit C .
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. A Person who owns or holds capital stock, beneficial interests or other securities representing ten percent (10%) or more of the Total Voting Power of another Person shall be deemed, for purposes of this Agreement, to “control” such other Person.
     “Control Agreement” means with respect to any bank account, other deposit account or securities account of any Credit Party, if applicable, an agreement in form and substance reasonably satisfactory to the Agent, executed and delivered by the applicable Credit Parties, the depository institution or securities intermediary at which such bank account, other deposit account or securities account is maintained and the Agent, pursuant to which such depository institution or securities intermediary shall agree, among other things, to follow instructions regarding such account originated by the Agent without further consent of the Credit Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.
     “Copyrights” means all copyrights, whether statutory or common law, owned by or assigned to the Credit Parties, and all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use copyrights owned by such third parties, including the registrations, applications and licenses listed on Schedule 4.5, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.
     “Credit Parties” the Borrower and the Guarantors.
     “DDJ” means DDJ Capital Management, LLC.
     “DDJ Noteholder Lenders” means any Lenders constituting funds and/or accounts managed and/or advised by DDJ and set forth on Schedule 1.1(b).
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Designated Financial Officer” means any person listed on Schedule 1.5 who is the chief executive officer, chief financial officer, treasurer or president of Holdings and also holds one or more of the following offices with each of the other Credit Parties: chief executive officer, chief financial officer, chief operating officer or treasurer.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.6.
     “Discount Note Documents” means, collectively, the Discount Notes, the Discount Note Indenture and all other material documents, instruments and agreements executed in connection therewith, each as amended or supplemented from time to time in accordance with this Agreement.
     “Discount Note Indenture” means the Indenture dated as of February 2, 2004 between Holdings, and Wells Fargo Bank Minnesota, N.A., as trustee, as the same may be amended or supplemented from time to time in accordance with this Agreement.
     “Discount Notes” means the 12 1/2% Senior Discount Notes Due 2011 issued by Holdings pursuant to the Discount Note Indenture, as the same may be amended or supplemented from time to time in accordance with this Agreement.

     “Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Credit Party to any Person excluding (a) the granting of Liens permitted hereunder and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Credit Parties and (iii) any Collateral pursuant to an exercise of remedies by the Agent hereunder or under any other Loan Document.
     “Domestic Credit Party” means a Credit Party organized under the laws of one of the United States and having its chief executive office and principal place of business in the United States.
     “Domestic Subsidiary” means any Subsidiary of Holdings other than a Foreign Subsidiary.
     “EBITDA” means, for any period, (a) the net income of the Holdings and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus (b) to the extent deducted in calculating net income, without duplication, (i) income and franchise taxes and similar charges during such period, (ii) interest and fees in respect of Indebtedness during such period (whether or not actually paid in cash during such period), (iii) depreciation and amortization (including amortization of Pre-Publication Expenses) for such period, (iv) amortization of deferred financing costs during such period, (v) net losses related to discontinued operations not to exceed $125,000 during any period of four consecutive fiscal quarters, (vi) non-cash asset impairment charges, (vii) without duplication, nonrecurring, one-time charges and expenses up to an aggregate amount not to exceed $4,000,000 incurred prior to or within 90 days following the Closing Date in connection with the Transactions, (viii) to the extent (but only to the extent) such period includes the fiscal quarter ending September 30, 2008 or December 31, 2008, nonrecurring, one-time GAAP restructuring (or restructuring-related) charges incurred during such fiscal quarters in an aggregate amount not to exceed $2,000,000 for both such fiscal quarters, (ix) nonrecurring, one-time GAAP restructuring (or restructuring-related) charges incurred during the 2009 fiscal year of the Credit Parties in an aggregate amount not to exceed $500,000, (x) nonrecurring, one-time GAAP restructuring (or restructuring-related) charges incurred during the 2010 fiscal year of the Credit Parties in an aggregate amount not to exceed $500,000, (xi) nonrecurring, one-time transaction costs and expenses reasonably satisfactory to the Required Lenders representing out-of-pocket expenditures incurred by the Credit Parties after the Closing Date with respect to the Credit Parties’ strategic evaluation process (provided that the amount of all such costs and expenses added back to net income under this clause (xi) in calculating EBITDA during the term of this Agreement shall not exceed $500,000 in the aggregate) and (xii) dividends (including interest or accretion on the same) paid by Holdings during such period on preferred stock of Holdings to the extent (but only to the extent) such dividends are permitted to be paid and such preferred stock is permitted to be issued under this Agreement minus (c) to the extent such items were added in calculating net income (i) extraordinary or unusual gains during such period, (ii) gains received during such period in respect of Casualty Events and Dispositions, (iii) non-cash, non-operating income for such period and (iv) interest income for such period; provided, however, that (A) for purposes of determining EBITDA for any period during which a Disposition is consummated, EBITDA shall be adjusted in a manner reasonably satisfactory to the Required Lenders to give effect to the consummation of the Disposition on a pro-forma basis, as if the Disposition occurred on the first day of such period, (B) for the purposes of determining EBITDA for any period during which any acquisition permitted by the Lenders is consummated, EBITDA shall be adjusted in a manner reasonably satisfactory to the Required Lenders to give effect to the consummation of such acquisition on a pro-forma basis, as if such acquisition occurred on the first day of such period and (C) EBITDA for the fiscal quarter ended (1) December 31, 2007, shall be deemed to be $11,233,614, (2) March 31, 2008 shall be deemed to be $10,234,087 and (3) June 30, 2008 shall be deemed to be $12,517,960 (provided each of the numbers set forth in the foregoing clauses (1) through (3) shall be subject to reduction in a manner reasonably satisfactory to the Required Lenders in the event of any year-

end audit adjustment or any restatement or other adjustment of net income or other component of EBITDA).
     “Effective Time” means the time specified in a written notice from the Agent when the conditions specified in Article 5 are satisfied (or waived in accordance with Section 10.2).
     “Effective Time Mortgaged Property” means the Maryland Property.
     “Effective Time Mortgages” means the Mortgages executed and delivered by the Credit Parties at the Effective Time with respect to the Effective Time Mortgaged Properties, as the same may be amended or supplemented from time to time.
     “Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Credit Parties, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code. Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term “ERISA Affiliate” means any trade or business that, together with the Credit Parties, is treated as a single employer within the meaning of Section 4001(b) of ERISA.
     “ERISA Event” means (a) a “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder for which the notice requirement has not been waived with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, (f) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA

Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (g) the incurrence by any Credit Party, Subsidiary or Affiliate of any liability with respect to any Foreign Plan as a result of any noncompliance with the terms of such Foreign Plan, the failure to satisfy any applicable funding requirements, or any violation of applicable foreign law.
     “Event of Default” has the meaning assigned to such term in Section 8.1.
     “Excess Cash Flow” means, for any fiscal year (a) the sum of (i) EBITDA for such fiscal year plus (ii) decreases in working capital of Holdings and its Subsidiaries during such fiscal year minus (b) to the extent not deducted in computing EBITDA, without duplication, the sum of (i) the aggregate amount of all Non-Financed Capital Expenditures of Holdings and its Subsidiaries during such period, (ii) the aggregate amount paid in cash or withheld (and not deducted in the calculation of Excess Cash Flow in any prior period) by Holdings and its Subsidiaries in respect of income taxes for such period, (iii) the aggregate amount of Interest Expense permitted to be paid by Holdings and its Subsidiaries during such period under this Agreement to the extent actually paid in cash during such period, (iv) the following, in each case, to the extent actually paid in cash during such period: (A) the Commitment Fee payable pursuant to Section 2.6(d), (B) the commitment fee payable by the Borrower to Monarch Alternative Capital LP and Glenview Capital Management, LLC pursuant to the commitment letter dated as of July 28, 2008 among the Borrower and such entities and (C) any amendment or consent fee paid by the Credit Parties to the Lenders after the Closing Date in connection with any amendment, consent or waiver entered into or given by the Lenders with respect to this Agreement or the other Loan Documents, (v) increases in working capital of Holdings and its Subsidiaries during such fiscal year and (vi) cash charges added back to net income pursuant to clauses (b)(vii), (viii), (ix), (x), (xi) and and (xii) of the definition of EBITDA for such period.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.8(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.8(a).
     “Existing Debt” means (i) Indebtedness of the Credit Parties existing as of the Effective Time which is being repaid in full with the proceeds of the Loans made by the Lenders at the Effective Time and (ii) Indebtedness of the Credit Parties existing as of the Effective Time which is permitted to remain outstanding after the Effective Time under Section 7.1 and is listed on Schedule 7.1.
     “Extraordinary Receipts” means any cash received by any Credit Party not in the ordinary course of business, including without limitation (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance and business interruption insurance, but excluding proceeds of Casualty Events), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement to the extent not needed to reimburse the Credit Parties for any reasonable and customary out-of-pockets costs and expenses previously incurred by the Credit Parties with respect to which such purchase price adjustment was received.
     “FAC Regulations” has the meaning assigned to such term in Section 4.21.
     “FCPA” has the meaning assigned to such term in Section 4.21.
     “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Loan Document, that such Lien is the most senior Lien to which such Collateral is subject.
     “Fixed Charge Coverage Ratio” means, as at any date of determination thereof, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) the sum for Holdings and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of (i) the aggregate amount of all Capital Expenditures of Holdings and its Subsidiaries during such period plus (ii) the aggregate amount paid in cash, or required to be paid (without duplication) by Holdings and its Subsidiaries, in respect of the current portion of all income taxes for such period plus (iii) the aggregate amount of Interest Expense of Holdings and its Subsidiaries for such period.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Plan” means any employee pension, deferred compensation, or other retirement plan, program, or arrangement (other than a Pension Plan) contributed to or maintained by any Credit Party, Subsidiary or Affiliate with respect to any employees employed outside of the United States.
     “Foreign Office” means with respect to any Lender, an office of such Lender located outside of the United States of America.
     “Foreign Subsidiary” means any Subsidiary of Holdings organized in a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
     “Funds Flow Agreement” means the funds flow disbursement letter dated as of the Closing Date between the Agent and the Borrower, in form and substance satisfactory to the Agent.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
     “Guarantor” means Holdings, Sundance, Triumph, Recorded Books and the UK Subsidiary and any Subsidiary of Holdings which becomes a guarantor hereunder after the Effective Time and as to which all of the requirements set forth in Section 6.10 have been satisfied.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated or subject to regulation pursuant to any Environmental Law.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Holdings” means Haights Cross Communications, Inc., a Delaware corporation.
     “Indebtedness” means, for any Person, without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (i) trade accounts payable (other than for borrowed money) arising in the ordinary course of business and paid when due, and (ii) accrued expenses and deferred taxes incurred and paid in the ordinary course of business; (c) Capital Lease Obligations of such Person; (d) obligations of such Person in respect of Hedging Agreements; (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; and (g) Indebtedness of others Guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     “Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.
     “Intercompany Indebtedness” has the meaning assigned to such term in Section 10.9.
     “Interest Expense” means, for any period, the sum, without duplication, for Holdings and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness paid or payable in cash or accrued during such period (other than interest paid-in-kind or accreted on the Discount Notes), plus (b) the net amounts paid or payable (or minus the net amounts receivable) in respect of Hedging Agreements during such period (whether or not actually paid or received during such period) excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of Hedging Agreements in effect on the date hereof plus (c) all fees (but excluding (i) reimbursement of legal fees, (ii) the Commitment Fee payable pursuant to Section 2.6(d), (iii) the commitment fee payable by the Borrower to Monarch Alternative Capital LP and Glenview Capital Management, LLC pursuant to the commitment letter dated as of July 28, 2008 among the Borrower and such entities and (iv) any amendment or consent fee paid by the Credit Parties to the Lenders after the Closing Date in connection with any amendment, consent or waiver entered into or given by the Lenders with respect to this Agreement or the other Loan Documents) incurred hereunder and paid or payable in cash during such period and all letter of credit fees and expenses incurred and paid or payable in cash during such period in respect of any letters of credit issued for the account of the Credit Parties.
     “Intercompany Note” means the Amended and Restated Subordinated Intercompany Demand Promissory Note substantially in the form of Exhibit G annexed hereto, dated as of the Closing Date, issued by each Credit Party to each other Credit Party to evidence the intercompany loans among the Credit Parties permitted by this Agreement.
     “Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business, provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit exceed 180 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. Notwithstanding the foregoing, Capital Expenditures shall not be deemed “Investments” for purposes hereof.
     “Knowledge” means actual knowledge of the Credit Parties’ officers and directors, after diligent investigation.
     “Landlord’s Waiver and Consent” means, with respect to any Leasehold Property, if applicable, a letter, certificate or other instrument in writing from the lessor under the related lease, in form approved by the Agent in its sole discretion.
     “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by the Agent in its sole discretion as not being required to be included in the Collateral and not being of material importance to the business or operations of the Credit Parties.
     “Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
     “LIBOR Loan” means, when used in reference to the Term Loans, that the interest on the Term Loans is determined by reference to the Three Month LIBOR Rate.
     “LIBOR Request” means a written request executed by a Designated Financial Officer for the conversion of Base Rate Loans into LIBOR Loans or LIBOR Loans into Base Rate Loans in accordance with Section 2.2, in substantially the form of Exhibit B.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means this Agreement, the Term Notes, the Security Documents and any other instruments, certificates or documents executed and delivered or to be delivered from time to time pursuant to this Agreement, as the same may be supplemented and amended from time to time in accordance with their respective terms.
     “Loans” means the Term Loans.
     “Maryland Property” means the real property owned by Recorded Books located at 270 Skipjack Road, Prince Frederick, Maryland.
     “Material Adverse Effect” means, any event, circumstance, happening or condition, which has resulted or is reasonably likely to result in a material adverse effect on (a) the business, assets, condition (financial or otherwise), results of operations or prospects of (i) the Credit Parties taken as a whole, or (ii) any of the Borrower, Triumph or Recorded Books, individually, (b) the ability of any Credit Parties, taken as a whole, to pay or perform any of their obligations under this Agreement or the other Loan Documents, (c) the validity or enforceability of (i) this Agreement or any Security Document, individually, or (ii) the Loan Documents, taken as a whole, (d) any of the rights of or benefits available to the Agent or Lenders under this Agreement or any of the other Loan Documents or (e) the validity, perfection or priority of the Liens on Collateral having a fair market value in excess of $500,000 in favor of the Agent pursuant to the Loan Documents.
     “Material Indebtedness” means (a) Indebtedness under the Discount Notes and the Senior Notes and (b) Indebtedness (other than the Loans, the Discount Notes and the Senior Notes), including obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of a Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

     “Material Leasehold Property” means (a) the Leasehold Property of the Credit Parties set forth on Schedule 1.1(a) hereto on the Closing Date and (b) any Leasehold Property acquired by the Credit Parties after the Closing Date (i) having a fair market value in excess of $250,000 or (ii) at which the Credit Parties maintain any books and records or Collateral with a fair market value in excess of $250,000 in the aggregate or which is otherwise reasonably determined by the Agent or the Required Lenders to be of material importance to the operations of the Credit Parties.
     “Material Owned Property” means (a) the Effective Time Mortgaged Properties and (b) any real property owned by any Credit Party that is acquired after the Closing Date and that (i) has a fair market value in excess of $250,000 or (ii) is reasonably determined by the Agent or the Required Lenders to be of material importance to the operations of the Credit Parties.
     “Material Rental Obligations” means obligations of the Credit Parties to pay rent under any one or more operating leases with respect to any Material Leasehold Property.
     “Mortgage” means (a) a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Credit Party to the Agent in form and substance satisfactory to the Agent, in its sole discretion, in order to grant to the Agent, for the benefit of the Lenders, a Lien on any Real Property Asset, in each case with such changes thereto as may be recommended by the Agent’s local counsel based on local laws or customary local practices, and (b) at the Agent’s option, in the case of any Additional Mortgaged Property, an amendment to an existing Mortgage, in form and substance satisfactory to the Agent, adding such Additional Mortgage to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time. “Mortgages” means all such instruments, including the Effective Time Mortgage and any Additional Mortgages.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Payments” means,
     (a) with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Credit Parties in respect of such Casualty Event net of (i) reasonable and customary out-of-pocket expenses incurred by the Credit Parties in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property which is senior to the Lien held by the Agent for the benefit of the Lenders and (iii) any income and transfer taxes payable by the Credit Parties in respect of such Casualty Event;
     (b) with respect to any Disposition, the aggregate amount of all cash payments received by the Credit Parties directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition, net of (i) the amount of any reasonable and customary legal, title, transfer and recording tax expenses, commissions and other fees and reasonable and customary out-of-pocket expenses payable by the Credit Parties in connection therewith, (ii) any Federal, state and local income or other Taxes estimated to be payable by the Credit Parties as a result thereof, (iii) any repayments by the Credit Parties of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition, such Lien is senior to the Lien held by the Agent on such property and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and (iv) any repayments by the Credit Parties to minority stockholders if and to the extent permitted hereby; and
     (c) with respect to any incurrence of Indebtedness or offering of equity securities, the aggregate amount of all cash proceeds received by the Credit Parties therefrom less all reasonable and customary legal, underwriting and similar fees and reasonable and customary out-of-pocket expenses incurred in connection therewith.
     “Net EBITDA” means, for any period, the aggregate of (a) EBITDA of Holdings and its Subsidiaries for such period minus (b) amortization of Pre-Publication Expenses (excluding non-cash asset impairment charges) of Holdings and its Subsidiaries for such period as determined in accordance with GAAP; provided, however, that Net EBITDA for the fiscal quarter ended (i) December 31, 2007 shall be deemed to be $7,169,200, (ii) March 31, 2008 shall be deemed to be $6,502,319 and (iii) June 30, 2008 shall be deemed to be $8,366,344; provided, further, however, that each of the numbers set forth in the foregoing clauses (i) through (iii) shall be subject to reduction in a manner reasonably satisfactory to the Required Lenders in the event of any year-end audit adjustment or any restatement or other adjustment of net income or other component of EBITDA or Net EBITDA.
     “New Hampshire Property” means real property owned by the Borrower located at 4 Center Street, Merrimack, New Hampshire.
     “Non-Financed Capital Expenditures” means Capital Expenditures paid in cash and not financed with Indebtedness for borrowed money.
     “Obligations” means (a) the aggregate outstanding principal balance of and all interest on the Loans made by the Lenders to the Borrower (including any interest accruing after the commencement of any proceeding by or against the Borrower under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as a claim enforceable against the Borrower in any such proceeding), and (b) all fees, costs, charges, expenses and other obligations from time to time owing to the Agent, the Lenders or their respective Affiliates by the Credit Parties hereunder or under any other Loan Document, whether such obligations are now existing or hereafter arising or incurred, due or to become due, direct or indirect or absolute or contingent.
     “OFAC Regulations” has the meaning assigned to such term in Section 4.20.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.
     “Patents” means all patents issued or assigned to and all patent applications made by the Credit Parties and all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use patents owned by such third parties, including the patents, patent applications and licenses listed on Schedule 4.5, along with any and all (a) inventions and improvements described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including damages and payments for past or future infringements thereof, (d) rights to sue for past, present and future infringements thereof, and (e) any other rights corresponding thereto throughout the world.

     “Pension Plan” means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Permitted Acquisition” means any acquisition of any target by any Credit Party, whether through a purchase of capital stock or assets or through a merger, consolidation or amalgamation, of another Person (in each case, reasonably related to the business of the Credit Parties or incidental thereto) and which complies with each of the following:
     (a) such Credit Party shall have delivered to the Agent and each Lender, with respect to such acquisition at least twenty (20) calendar days prior (or such shorter period prior as may be approved in writing by Agent) to the date of the intended consummation of such acquisition, an information packet which shall include: (i) a description of the Persons party to such acquisition, (ii) a description of the structure and material terms of such acquisition, (iii) if available, historical financial statements for the prior two (2) years of any Person to be acquired by such Credit Party in such acquisition, (iv) a revised budget for Credit Parties for the fiscal year in which the acquisition is to occur, except with respect to any acquisition that results in Acquired EBITDA (defined below) of $500,000 or less as of the closing date with respect thereto for which no revised budget shall be required, (v) copies of any material diligence reports prepared by or on behalf of the Credit Parties, (vi) copies of the purchase agreement and all other material documents executed and delivered in connection with such acquisition and (vii) such other information related to the acquisition as reasonably requested by the Agent or any Lender;
     (b) such Credit Party shall provide the Agent with a Compliance Certificate and other evidence reasonably satisfactory to the Agent that, as of the closing date of the proposed acquisition and on a forward twelve (12) month pro forma basis after giving effect to the proposed acquisition, the Credit Parties will be in compliance with all financial covenants set forth in Section 7.10 of this Agreement;
     (c) the acquisition is effected in such manner so that the acquired capital stock or assets are owned either by the Borrower or a Domestic Subsidiary of the Borrower which is or shall become a Credit Party in accordance with Section 6.10 and, if effected by merger, consolidation or amalgamation, Borrower or such Subsidiary is the surviving, continuing or resulting Person;
     (d) the Credit Parties and any Subsidiary of any Credit Party that is organized, created, acquired, resulting from or otherwise party to such acquisition and that is not already a Credit Party hereunder (or that has not otherwise complied with the provisions of Section 6.10) shall have complied with the provisions of Section 6.10;
     (e) such Credit Party shall have delivered evidence that it is acquiring the assets or stock free and clear of all Liens (other than Permitted Liens in the case of an acquisition of assets) to the Agent’s reasonable satisfaction;
     (f) such Credit Party shall have delivered Security Documents and any other documents or agreements requested by the Agent to perfect the Agent’s Lien (subject only to Permitted Liens in the case of an acquisition of assets) on all such assets or stock acquired or formed by such Credit Party in such acquisition;
     (g) the total consideration (including cash, earn-outs and assumption of Indebtedness, but excluding issuance of Subordinated Indebtedness permitted by this Agreement, additional cash equity contributions to Holdings made from the proceeds of Qualified Equity Interests issued by Holdings and consideration payable in the form of Qualified Equity Interests of Holdings) for all such acquisitions during the term of this Agreement shall not exceed $3,750,000 (less the amount of any purchase price adjustment payments made by the Credit Parties in connection with the sale of Oakstone Publishing, LLC to the extent the aggregate amount of such payments exceeds $100,000) in the aggregate;
     (h) no Default or Event of Default shall exist prior to or will be caused as a result of such acquisition;
     (i) the Acquired EBITDA of the Person (or attributable to the assets) being acquired for the fiscal year then most recently ended shall be not less than $1;
     (j) the assets being acquired (or the assets of the Person being acquired as applicable) shall be located in the United States and, in the case of an acquisition structured as a stock or other equity acquisition, the entity whose equity interests are being acquired shall be organized under the laws of the United States or any state thereof;
     (k) in the case of an acquisition structured as a stock or equity acquisition, the Person so acquired shall become a Wholly-Owned Subsidiary of the Borrower or any other Domestic Credit Party which is a Subsidiary of the Borrower or such Person shall be merged with and into a Domestic Credit Party (other than Holdings), provided that such Domestic Credit Party shall be the surviving entity of such merger; and
     (l) after giving effect to such acquisition, the aggregate amount of unrestricted cash of the Credit Parties maintained in deposit accounts (other than payroll or other special accounts) which are subject to Control Agreements in favor of the Agent and on which the Agent has a First Priority Lien shall be not less than $15,000,000.
     As used in this definition of Permitted Acquisitions, “Acquired EBITDA” shall mean with respect to any acquired Person (or acquired assets, as applicable), for any period, the amount for such period of EBITDA (as defined in this Agreement) of such Person (or attributable to such acquired assets as applicable) (determined using such definition as if references to Credit Parties therein were to such acquired Person and its Subsidiaries), on a consolidated basis for such acquired Person (or attributable to such acquired assets as applicable) in accordance with GAAP.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) advances, loans and extensions of credit to any director, officer or employee of the Credit Parties, if the aggregate outstanding amount of all such advances, loans and extensions of credit (excluding travel advances in the ordinary course of business) does not at any time exceed $100,000;
     (f) investments in money market mutual funds that are rated AAA by Standard & Poor’s Rating Service;
     (g) trade credit extended by the Borrower and its Subsidiaries in the ordinary course of business, on ordinary business terms and consistent with past practice; and
     (h) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.
     “Permitted Liens” has the meaning set forth in Section 7.2.
     “Permitted Refinancing Indebtedness” means Indebtedness of Holdings that is incurred to refinance the Indebtedness of Holdings under the Discount Notes or Indebtedness of the Borrower that is incurred to refinance the Indebtedness of the Borrower under the Senior Notes; provided that (a) the principal amount thereof does not exceed the principal amount of the Indebtedness so refinanced plus the amount of any accrued but unpaid interest thereon and fees and expenses reasonably incurred in connection with such refinancing, (b) such Indebtedness has a final maturity date which is not earlier than the maturity date of the Indebtedness so refinanced and has no scheduled amortization of principal prior to such final maturity date, (c) such Indebtedness (and any guarantees thereof) is unsecured, (d) the interest rate and other payment terms (other than those referred to in clause (b) above) of such Indebtedness shall be reasonably satisfactory to the Required Lenders, (e) the covenants, events of default and other terms and provisions of such Indebtedness (including any guarantees thereof) shall not be materially more restrictive or burdensome than those governing the Indebtedness being refinanced, (f) all of the proceeds of such Indebtedness are actually used to repay the entire outstanding principal of, accrued interest on and all other amounts due in respect of the Indebtedness being refinanced thereby concurrently with the incurrence of such Indebtedness, (g) such Indebtedness is incurred by the Person which is the borrower of the Indebtedness being refinanced thereby, (h) such Indebtedness is not guaranteed by any Credit Party or Subsidiary thereof which is not also a guarantor of the Indebtedness being refinanced thereby and (i) if the lender with respect to such Indebtedness is a shareholder or Affiliate of a Credit Party, such Indebtedness constitutes Subordinated Indebtedness.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA in which any Credit Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA, including, but not limited to, any Pension Plan or Multiemployer Plan.
     “Post-Default Rate” means, (i) during any period when the Term Loans constitute Base Rate Loans, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin plus two percent (2%), and (ii) during any period when the Term Loans constitute LIBOR Loans, a rate per annum equal to the Three Month LIBOR Rate plus the Applicable Margin plus two percent (2%).

     “Pre-Publication Expenses” means the costs incurred by Holdings and its Subsidiaries (as determinined in accordance with GAAP) associated with the development of new products, including without limitation, author fees under work-for-hire agreements (excluding royalties), the costs associated with artwork, photography and master tapes, other external creative costs, internal editorial staff costs and pre-press costs that are directly attributable to such products.
     “Prime Rate” means the per annum rate from time to time publicly announced by The Bank of New York Mellon, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.
     “Principals” means (a) those Persons listed on Schedule 1.1(c) and any of their Affiliates (together, the “Permitted Holders”) and (b) any group constituting a person (as such term is used in Rule 13(d)-5(b)(1) under the Exchange Act) the membership of which includes any Permitted Holder, provided that the Total Voting Power of Holdings on a fully diluted basis represented by the equity interests in Holdings beneficially owned by such Permitted Holder is at least 50.1% of the Total Voting Power of Holdings on a fully diluted basis represented by the equity interests in Holdings beneficially owned by all members of such group.
     “Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible, including patents, trademarks, copyrights and other intellectual property rights.
     “Proprietary Rights” has the meaning assigned to such term in Section 4.5(b).
     “Qualified Equity Interest” means any equity interest of an issuer other than an equity interest that is mandatorily redeemable or purchasable, in whole or in part, at the option of the holder, pursuant to a sinking fund obligation or otherwise, or exchangeable or convertible into debt securities of the issuer thereof or which entitles the holder thereof to dividend, interest or other payments, in each case, prior to the date which is 180 days after payment in full of all Obligations of the Credit Parties under the Loan Documents.
     “Quarterly Date” means the last Business Day of March, June, September and December of each year.
     “Real Property Asset” means, at any time of determination, any and all real property owned or leased by the Credit Parties and the Subsidiaries of the Credit Parties.
     “Recorded Books” means Recorded Books, LLC, a Delaware limited liability company.
     “Regiment” means Regiment Capital Special Situations Fund IV, L.P. and its Affiliates.
     “Regiment Trigger Event” means the failure of Regiment to hold Loans having an outstanding principal balance equal to at least the lesser of (a) $35,000,000 or (b) an amount equal to 32% of the outstanding principal balance of the Loans held by all of the Lenders in the aggregate.
     “Register” has the meaning assigned to such term in Section 10.4.
     “Registered Proprietary Rights” has the meaning assigned to such term in Section 4.5(c).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Required Lenders” means (a) at any time when there is more than one Lender and a Regiment Trigger Event has not yet occurred, at least two Lenders having Loans and unused Commitments representing at least 66 2/3% of the sum of the aggregate Loans and unused Commitments at such time, (b) at any time when there is more than one Lender and a Regiment Trigger Event has theretofore occurred, at least two Lenders having Loans and unused Commitments representing at least 51% of the sum of the aggregate Loans and unused Commitments at such time or (c) or at any time when there is only one Lender, such Lender.
     “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of, or other equity interest in, any Credit Party or any Subsidiary now or hereafter outstanding, except a dividend payable solely in shares of common stock or other equity interests, (ii) any redemption, put, retirement, cancellation, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in or Equity Right in respect of, any Credit Party or any Subsidiary now or hereafter outstanding, (iii) any payment made to retire, to cancel, or to obtain the surrender of or in connection with the exercise of any put right with respect to, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in or Equity Right in respect of, any Credit Party or any Subsidiary, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or any Indebtedness under the Discount Note Documents or Senior Note Documents, and (v) any payment made to any Affiliate of any Credit Party or any Subsidiary, in each case, in respect of management, consulting or other similar services provided to any Credit Party or any Subsidiary.
     “Restrictive Agreements” has the meaning assigned to such term in Section 4.13(c).
     “SEC” means the Securities and Exchange Commission.
     “Secured Debt” means, as of any date of determination, the aggregate amount of Indebtedness of Holdings and its Subsidiaries as of such date that is secured by a Lien on any asset of Holdings or any of its Subsidiaries, plus the aggregate amount of any Indebtedness of any other Person as of such date to the extent that such Indebtedness is secured by a Lien on any asset of Holdings or any of its Subsidiaries.
     “Secured Leverage Ratio” means as at any date of determination thereof, the ratio of (a) Adjusted Secured Debt of Holdings and its Subsidiaries as of such date to (b) Net EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.
     “Security Agreement” means the Pledge and Security Agreement dated as of the Closing Date, substantially in the form of Exhibit D-1, among the Agent and the Credit Parties, as amended, supplemented or otherwise modified from time to time.
     “Security Documents” means, collectively, the Security Agreement, the UK Charge Over Shares, the UK Debenture, the Mortgages, the Control Agreements and each other security agreement, pledge agreement, mortgage or other instrument or agreement executed and delivered to or in favor of the Agent to secure any of the Obligations.
     “Senior Note Documents” means, collectively, the Senior Notes, the Senior Note Indenture and all other documents, instruments and agreements executed in connection therewith, each as amended or supplemented from time to time in accordance with this Agreement.

     “Senior Note Indenture” means the Indenture dated as of August 20, 2003 among the Borrower, each of the guarantors party thereto and Wells Fargo Bank Minnesota, N.A., as trustee, as the same may be amended or supplemented from time to time in accordance with this Agreement.
     “Senior Note Repurchase” means the repurchase by the Borrower of $31,200,000 in aggregate principal amount of Senior Notes at par on the Closing Date from those holders of Senior Notes set forth on Schedule 1.1(b) hereto.
     “Senior Notes” means the Borrower’s 11 3/4% Senior Notes due 2011 issued pursuant to the Senior Note Indenture.
     “Shareholders Agreement” means the Shareholders Agreement dated as of August 10, 2007 among Holdings and the Investors as defined therein, as the same may be amended or amended and restated from time to time.
     “Subordination Agreement” means a subordination agreement between the Agent and any lenders providing any Subordinated Indebtedness to the Credit Parties permitted by Section 7.1(h) in form and substance satisfactory to the Agent and the Required Lenders.
     “Subordinated Indebtedness” means any unsecured Indebtedness of the Credit Parties incurred after the Closing Date with the consent of the Agent and the Required Lenders that by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Loans and to the other Obligations of the Credit Parties pursuant to a Subordination Agreement.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent. References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of Holdings.
     “Sundance” means Sundance/Newbridge Educational Publishing, LLC, a Delaware limited liability company.
     “Sundance Investment Amount” means, as at any date of determination thereof, an amount equal to the difference (only if positive) between (a) the aggregate amount of all Investments made by the Credit Parties in Sundance under Section 7.5(a)(vi) from and after the Closing Date and outstanding as of such date minus (b) $250,000.
     “Sundance Sale” means the sale or all of substantially all of the assets of Sundance on terms and conditions reasonably satisfactory to the Agent and the Required Lenders.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     “Term Loan Commitments” means with respect to each Term Loan Lender, the agreement of such Lender to fund its portion of the Term Loans to the Borrower at the Effective Time. The initial amount of each Term Loan Lender’s Term Loan Commitment is set forth on Schedule 2.1. The aggregate original amount of the Term Loan Commitments is $108,200,000.
     “Term Loan Lender” means (a) initially, a Lender that has a Term Loan Commitment set forth opposite its name on Schedule 2.1 and who has made a Term Loan to the Borrower at the Effective Time and (b) thereafter, the Lenders from time to time holding Term Loans after giving effect to any assignments thereof permitted by Section 10.4.
     “Term Loan Maturity Date” means May 15, 2011.
     “Term Loans” means the $108,200,000 Term Loans to be made by the Term Loan Lenders to the Borrower at the Effective Time.
     “Term Notes” means the promissory notes, substantially in the form of Exhibit A annexed hereto, issued by the Borrower in favor of the Term Loan Lenders and evidencing the Term Loans pursuant to Section 2.10.
     “Three Month LIBOR Rate” means a rate per annum equal to the greater of (a) the “London Interbank Offered Rate” for an interest period of three (3) months published in The Wall Street Journal or (b) 3.0% per annum. The Three Month LIBOR Rate shall be determined as of the Closing Date for the period from the Closing Date through the last Business Day of September 2008 and, thereafter, on each Quarterly Date of each year and, once determined, shall remain in effect until the next Quarterly Date.
     “Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities having the ordinary power to vote, in the absence of contingencies, are entitled to cast in the election of directors of such Person.
     “Trademarks” means all trademarks (including service marks), federal and state trademark registrations and applications made by the Credit Parties, common law trademarks and trade names owned by or assigned to the Credit Parties, all registrations and applications for the foregoing and all exclusive and nonexclusive licenses from third parties of the right to use trademarks of such third parties, including the registrations, applications, unregistered trademarks, service marks and licenses listed on Schedule 4.5, along with any and all (a) renewals thereof, (b) income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages, claims and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign trademarks, trademark registrations, and trade name applications for any thereof and any other rights corresponding thereto throughout the world.
     “Transactions” means the various transactions occurring at or immediately after the Effective Time, including with respect to the Credit Parties, the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans hereunder and the use of the proceeds thereof, the grant of security interests pursuant to the Loan Documents and the use of proceeds thereof and the Senior Note Repurchase, all to the extent such Credit Party is a party to such documents or transactions, and all transactions contemplated by the foregoing documents.
     “Triumph” means Triumph Learning, LLC, a Delaware limited liability company.
     “Type” when used in reference to the Term Loans, refers to whether the rate of interest on the Term Loans is determined by reference to the Three Month LIBOR Rate or the Adjusted Base Rate.

     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
     “UK Charge Over Shares” means the Charge Over Shares dated as of the Closing Date substantially in the form of Exhibit D-2 among the Agent and Recorded Books, as amended, supplemented or otherwise modified from time to time.
     “UK Debenture” means the Debenture dated as of the Closing Date substantially in the form of Exhibit D-3 between the Agent and the UK Subsidiary, as amended, supplemented or otherwise modified from time to time.
     “UK Subsidiary” means WF Howes Limited, a company incorporated under the laws of England and Wales with registered number 03662159.
     “U.S. Dollars” or “$” refers to lawful money of the United States of America.
     “Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     1.2 Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Base Rate Loan” or a “LIBOR Loan”).
     1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.
     1.5 Joint and Several Obligations; Designated Financial Officers.
          (a) All Obligations of the Credit Parties hereunder shall be joint and several. Any notice, certificate, request, waiver, consent or other action made, given or taken by any Credit Party shall bind all Credit Parties.
          (b) Each of the Credit Parties hereby authorizes each of the Designated Financial Officers listed in Schedule 1.5 to act as agent for all of the Credit Parties and to execute and deliver on behalf of any Credit Party such notices, requests, waivers, consents, certificates and other documents, and to take any and all actions required or permitted to be delivered or taken by the Credit Parties hereunder. The Credit Parties may replace any of the Designated Financial Officers listed in Schedule 1.5 or add any additional Designated Financial Officers by delivering written notice to the Agent specifying the names of each new Designated Financial Officer and the offices held by each such Person. The Credit Parties hereby agree that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by any Designated Financial Officer and any such actions taken by any Designated Financial Officer shall bind all Credit Parties.
ARTICLE 2
The Credits
     2.1 Term Loans.
          (a) Term Loan Commitments. Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make a Term Loan to the Borrower in the full amount of its Term Loan Commitment at the Effective Time. Principal amounts of the Term Loan that have been repaid or prepaid may not be reborrowed. Upon funding of the Term Loans on the Closing Date, each Lender’s Term Loan Commitment shall be reduced to $0.
          (b) Interest on the Term Loans. Subject to Section 2.2 hereof, the outstanding principal amount of the Term Loans shall bear interest at a rate per annum equal to either (x) the Adjusted Base Rate plus the Applicable Margin or (y) the Three Month LIBOR Rate plus the Applicable Margin, as the Borrower may elect in accordance with Section 2.2(a). Notwithstanding the foregoing, (i) any portion of the Term Loans which is not paid when due or within any applicable grace or cure period shall automatically bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 8.1 shall have occurred and be continuing, the outstanding principal balance of the Term Loans shall automatically bear interest, after as well as before judgment, at the Post-Default Rate, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g), (h) or (i) of Section 8.1), following written notice delivered to the Borrower from the Agent at the request of the Required Lenders, the outstanding principal balance of the Term Loans shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived. Accrued interest on the outstanding principal balance of Term Loans constituting Base Rate Loans shall be payable in arrears on the last

Business Day of each month and accrued interest on the outstanding principal balance of Term Loans constituting LIBOR Loans shall be payable in arrears on each Quarterly Date; provided that interest accrued at the Post-Default Rate shall be payable on demand, and all accrued interest on a Term Loan shall be payable on each date that any portion of the principal of such Term Loan shall be payable hereunder and on the Term Loan Maturity Date. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Base Rate and the Three Month LIBOR Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.
          (c) Repayment of the Term Loans. The Borrower hereby unconditionally promises to pay to the Agent for the account of the Term Loan Lenders the entire unpaid principal balance of the Term Loans on the Term Loan Maturity Date.
          (d) Loan Accounts. Each Term Loan Lender shall maintain in accordance with its usual practice an account evidencing the indebtedness of the Borrower to such Lender in respect of the Term Loans made by such Term Loan Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Agent shall maintain accounts in which it shall record the amount of each Term Loan Lender’s portion of the Term Loans made hereunder, the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Loan Lender hereunder and the amount of any sum received by the Agent hereunder for the account of the Term Loan Lenders and each Term Loan Lender’s share thereof. The entries made in the account maintained by the Agent pursuant to this Section 2.1(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Agent to maintain such account or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.
     2.2 Interest Rate Elections.
          (a) General. The entire principal balance of the Term Loans initially shall be a LIBOR Loan. Thereafter, subject to the terms and conditions of this Section 2.2, the Borrower shall have the option from time to time to convert all (but not less than all) of the Term Loans from LIBOR Loans to Base Rate Loans or from Base Rate Loans to LIBOR Loans, as applicable.
          (b) Procedure for Converting Loans. To request that the Term Loans be converted into LIBOR Loans or Base Rate Loans, as applicable, the Borrower shall submit to the Agent a LIBOR Request, in substantially the form of Exhibit B and setting forth all of the information required to be set forth therein, by electronic mail or facsimile transmission, not later than 1:00 p.m., Boston, Massachusetts time, three Business Days before the date of the proposed conversion. The Agent shall use commercially reasonable efforts to confirm receipt of such notice by electronic mail to the Designated Financial Officer of the Borrower having sent such notice. Each such LIBOR Request made by the Borrower shall be irrevocable. Promptly following receipt of a LIBOR Request, the Agent will advise each affected Lender of the details thereof. Subject to the provisions of Section 2.2(d) and provided that no Default or Event of Default shall have occurred and be continuing, upon receipt of a LIBOR Request, the Lenders shall on the requested date of conversion (i) to the extent the Term Loans are then denominated as Base Rate Loans and the Borrower has requested in such LIBOR Request that such Loans be converted to LIBOR Loans, convert the entire amount of the Term Loans into LIBOR Loans or (ii) to the extent the Term Loans are then denominated as LIBOR Loans and the Borrower has requested in such LIBOR Request that such Loans be converted to Base Rate Loans, convert the entire amount of the Term Loans into Base Rate Loans. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch of an Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) Incomplete LIBOR Requests. If any LIBOR Request is incomplete in any respect, then such LIBOR Request shall be void and the Term Loans shall continue to be the same Type of Loans as they were immediately prior to the submission of such LIBOR Request.
          (d) Alternate Rate of Interest. If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining the Three Month LIBOR Rate, (ii) the Agent is advised by the Required Lenders that the Three Month LIBOR Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans, or (iii) if the Agent or any Lender shall have determined in good faith that as a result of any Change in Law it is unlawful or impossible for any Lender to make or maintain any LIBOR Loan; then in each case the Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, any LIBOR Request submitted by the Borrower requesting the conversion of Base Rate Loans into LIBOR Loans shall be ineffective; provided that if as a result of a Change in Law the Lenders are prohibited from maintaining any outstanding LIBOR Loan, upon notice from the Agent, the Borrower shall immediately (A) convert such LIBOR Loan to a Base Rate Loan, or (B) repay such LIBOR Loan in full, together with all interest accrued thereon and all fees and other amounts payable to the Lenders hereunder (in either case, subject to the provisions of Section 2.2(e) of this Agreement with respect to redeployment costs).
          (e) Break Funding Payments. In the event of (i) the payment of any principal of any LIBOR Loan other than on any Quarterly Date (including as a result of an Event of Default), (ii) the conversion of any LIBOR Loan other than on any Quarterly Date, or (iii) the failure to borrow, convert, or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, as reasonably determined by such Lender in a manner consistent with its customs and practices. In the event that any Lender is entitled to receive compensation pursuant to this Section 2.2(e), such Lender shall deliver a reasonably detailed certificate to the Borrower setting forth the amount or amounts that such Lender is entitled to receive, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender such amount or amounts within ten (10) days after receipt of such certificate.
     2.3 Loans and Funding of Loans.
          (a) Loans and Borrowings. The Term Loans shall be made by the Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required herein.
          (b) Funding of Loans. On the Closing Date, each Lender will fund its portion of the Term Loans in accordance with the Funds Flow Agreement.
     2.4 Payments Generally; Pro Rata Treatment; Sharing of Set-Offs; Collection.
          (a) Payments Generally. The Borrower shall be obligated to make each payment required to be made by the Borrower hereunder (whether of principal, interest, fees or otherwise) prior to 2:00 p.m. Boston, Massachusetts time, on the date when due, in immediately available funds, in U.S. Dollars, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All payments shall be made to the Agent using the wire transfer instructions set forth on Schedule 2.4 attached hereto, except that payments pursuant to Sections 2.7, 2.8, 10.3 and Section 2.2(e) shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and the Borrower shall have no liability in the event timely or correct distribution of such payments is not so made. If any payment shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
          (b) Application of Payments. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder under any circumstances, including during, or as a result of the exercise by the Agent or the Lenders of remedies hereunder or under any other Loan Document and applicable law, such funds shall be applied (i) first, to pay interest, fees, costs and expenses then due hereunder ratably among the parties entitled thereto in accordance with the amounts of interest, fees, costs and expenses then due to such parties, (ii) second, to pay principal of the Loans then due hereunder ratably among the Lenders entitled thereto in accordance with the amounts of principal of the Loans then due to such Lenders and (iii) third, to any other Obligations then due.
          (c) Pro Rata Treatment. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans (other than pursuant to Sections 2.7 or 2.8), resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans and accrued interest thereon than the proportion of such amounts received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Credit Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Agent’s Assumption that Borrower will Make Payments. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders entitled thereto (the “Applicable Recipient”) hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due. In such event, if the Borrower has not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Effective Rate.

          (e) Lender’s Failure to Make Payment. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.2(c) or 2.4(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.
     2.5 Prepayment of Loans.
          (a) Optional Prepayments of Loans. The Borrower shall have the right at any time and from time to time to prepay the Term Loans in whole or in part, subject to prior notice in accordance with Section 2.5(d) and subject to the payment of any amounts due under Section 2.2(e) and Section 2.6(a), provided that each such prepayment of the Term Loans shall be in an amount that is at least equal to $500,000 or any greater multiple of $100,000.
          (b) Mandatory Prepayments. The Borrower shall be obligated to, and shall, make prepayments of the Loans hereunder as follows:
          (i) Incurrence of Debt; Sale or Offering of Securities. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any incurrence of Indebtedness not otherwise permitted hereunder, the Borrower agrees on the closing of any incurrence of Indebtedness by any Credit Party (other than Indebtedness permitted under Sections 7.1(a) through (g) or Sections 7.1(i) and (j)) or the closing of any offering or sale of equity securities by any Credit Party (other than the issuance of Qualified Equity Interests of Holdings in connection with stock options or the exercise of employee compensation under any employee benefit or incentive plan or similar arrangement or any issuance of Qualified Equity Interests of Holdings permitted under Section 7.6(b)), to prepay the Loans hereunder upon the date of such incurrence of Indebtedness or issuance of such equity securities, as applicable, in an aggregate amount equal to 100% of the amount of the Net Cash Payments from such incurrence of Indebtedness or issuance of equity securities received by any Credit Party, such prepayment to be effected in each case in the manner and to the extent specified in Section 2.5(c) below. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing either before or after giving effect thereto, the Borrower shall not be required to make any prepayment of the Loans under this Section 2.5(b)(i) with respect to (A) the first $12,500,000 of Net Cash Payments received by the Credit Parties from the incurrence of Indebtedness permitted under Section 7.1(h) and the issuance of Qualified Equity Interests of Holdings and (B) an additional amount of up to $1,000,000 per fiscal year of Net Cash Payments from the issuance of Qualified Equity Interests of Holdings to the extent that such additional Net Cash Payments are used to fund growth Capital Expenditures permitted by this Agreement.
          (ii) Sale of Assets. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any Disposition not otherwise permitted hereunder, the Borrower agrees, on the date of any Disposition by any Credit Party (other than Dispositions permitted by Section 7.4(c)(ii) and Dispositions consisting of subleases of real property by the Credit Parties permitted by Section 7.4(b)), to prepay the Loans hereunder upon the date of such Disposition, in an aggregate amount equal to 100% of the amount of such Net Cash Payments from such Disposition received by any Credit Party on the date of such Disposition, such payment to be effected in each case and in the manner and to the extent specified in Section 2.5(c) below. Notwithstanding the forgoing, so long as no Event of Default has occurred and is continuing or otherwise arises as a result thereof, the Borrower shall not be required to make any prepayment of the Loans under this Section 2.5(b)(ii) with respect to (A) the first $250,000 of aggregate Net Cash Payments received by the Credit Parties from Dispositions permitted by Section 7.4 (other than Dispositions permitted by Section 7.4(c)(iii) and the sale of the New Hampshire Property on or prior to the Closing Date) during any fiscal year of the Credit Parties (but not to exceed $500,000 in the aggregate from and after the Effective Time) and (B) the Net Cash Payments received by the Credit Parties from the Dispositions permitted by Section 7.4(c)(iii) and the sale of the New Hampshire Property on or prior to the Closing Date, in the case of the each of the foregoing clauses (A) and (B), to the extent that (x) 100% of such Net Cash Payments are utilized to replace the assets disposed of by the Credit Parties in the Disposition or for working capital purposes of the Credit Parties within 180 days of each such Disposition and (y) such Net Cash Payments would not constitute “Excess Proceeds” under and as defined in the Discount Note Indenture or the Senior Note Indenture.
          (iii) Proceeds of Casualty Events. Upon the receipt by the Agent or the Credit Parties of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Credit Parties, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Payments from such Casualty Event, such prepayment to be effected in each case in the manner and to the extent specified in Section 2.5(c) below. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing or otherwise arises as a result thereof, the Borrower shall not be required to make any prepayment of the Loans under this Section 2.5(b)(iii) with respect to the first $500,000 of Net Cash Payments received by the Credit Parties in the aggregate from Casualty Events from and after the Effective Time to the extent that such Net Cash Payments are utilized to repair or replace the property affected by such Casualty Event within 180 days after the date of the receipt thereof.
          (iv) Excess Cash Flow. Not later than the 105th day following the end of each fiscal year, commencing with the fiscal year ending on or about December 31, 2008, and continuing thereafter until the Loans are repaid in full, the Borrower shall prepay the Loans in an amount equal to (A) 75% of Excess Cash Flow in excess of $250,000 for the most recently completed fiscal year (calculated based upon the financial statements for such fiscal year required to be delivered pursuant to Section 6.1(a) and the Compliance Certificate required to be delivered pursuant to Section 6.1(d)) minus (B) the amount of any voluntary prepayments of the Term Loans made pursuant to Section 2.5(a) during such fiscal year.
          (v) Extraordinary Receipts. Upon the receipt by any Credit Parties of any Extraordinary Receipts (other than (A) Extraordinary Receipts consisting of the release of the indemnification escrow relating to the sale of Oakstone Publishing, LLC, which may be retained by the Credit Parties for working capital purposes and other purposes not prohibited by this Agreement, (B) Extraordinary Receipts consisting of any working capital adjustment payment payable to the Credit Parties under the purchase agreement governing the sale of Oakstone Publishing, LLC, which may be retained by the Credit Parties for working capital purposes and other purposes not prohibited by this Agreement, (C) proceeds from any key man life insurance policy not constituting Collateral, (D) liability insurance proceeds which are payable to a third party as a result of any liability of a Credit Party and (E) workers’ compensation insurance, directors’ and officers’ insurance and health insurance payable to workers, directors, officers or employees), the Borrower shall prepay the Loans in an amount equal to 100% of such proceeds, such prepayment to be effected in each case in the manner and to the extent specified in Section 2.5(c) below. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing or otherwise arises as a result thereof, the Borrower shall not be required to make prepayment of the Loans under this Section 2.5(b)(v) with respect to the first $500,000 of Extraordinary Receipts received by the Credit Parties in the aggregate from and after the Effective Time to the extent that such Extraordinary Receipts are utilized for working capital purposes and other purposes not prohibited by this Agreement within 180 days after the date of the receipt thereof.
          (vi) Excess Proceeds. In addition to and not in limitation of any prepayment obligations of the Borrower under Section 2.5(b)(ii), not later than 30 days prior to the date on which Holdings or the Borrower, as applicable, would otherwise be required to make an “Asset Sale Offer” (as that term is used in Section 4.10 of each of the Discount Note Indenture and the Senior Note Indenture) under the Discount Note Indenture or the Senior Note Indenture, as applicable, the Borrower shall prepay the Loans in such amount as may be required so that neither Holdings nor the Borrower is obligated to make any such Asset Sale Offer under the Discount Note Indenture or the Senior Note Indenture, such prepayment to be effected in each case in the manner and to the extent specified in Section 2.5(c) below.
          (c) Application. In the event of any mandatory prepayment of Loans pursuant to this Section 2.5, the proceeds shall be applied to reduce the installment of principal of the Term Loans due on the Term Loan Maturity Date.
          (d) Notification of Certain Prepayments. The Borrower shall notify the Agent by telephone (confirmed by telecopy) of any voluntary prepayment of the Term Loans or any LIBOR Loan not later than 1:00 p.m., Boston, Massachusetts time, three Business Days before the date of such prepayment. The Borrower shall notify the Agent of any mandatory prepayment of the Loans pursuant to Section 2.5(b) hereunder as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans or portion thereof to be prepaid; provided, however, that a notice of a voluntary prepayment in full of the Term Loans in connection with a proposed refinancing of the Term Loans may be conditioned on the consummation of such refinancing and may be revoked if such refinancing transaction is not consummated. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof.
          (e) Prepayments Accompanied by Interest. All prepayments of the Term Loans pursuant to this Section 2.5 shall be accompanied by accrued interest through the date of prepayment.
     2.6 Fees.
          (a) Prepayment Fee. In the event that (i) all or any portion of the Term Loans are prepaid under Section 2.5(a) or Section 2.5(b)(i), (ii) any restructuring of the Term Loans occurs as described in Section 2.6(f) below, (iii) all or any portion of the Term Loans are paid following the acceleration of the Obligations during the continuance of an Event of Default or (iv) the Term Loans are prepaid in full in connection with a prepayment obligation under Section 2.5(b)(other than under Section 2.5(b)(i)), the Borrower shall pay to the Agent, for the account of the Lenders, concurrently with such prepayment or restructuring, a prepayment fee equal to the product of (A) the amount of such Term Loans that have been prepaid or restructured multiplied by (B) the applicable prepayment percentage set forth below:

Period during which	Applicable Prepayment
Prepayment or Restructuring Occurs	Percentage
Closing Date to and including the first anniversary of the Closing Date	2.00%

From but excluding the first anniversary of the Closing Date to and including the second anniversary of the Closing Date	1.00%

Period during which	Applicable Prepayment
Prepayment or Restructuring Occurs	Percentage
After the second anniversary of the Closing Date	0%.
          (b) Acceptance Fee. The Borrower shall pay to the Agent, for its own account, an Acceptance Fee in an aggregate amount equal to $5,000. The entire Acceptance Fee shall be deemed fully earned by the Agent and shall be due and payable in full on the Closing Date.
          (c) Servicing Fee. The Borrower shall pay to the Agent, for the account of the Agent’s sub-servicer, an annual servicing fee in the amount of $35,000 per annum (or such lesser amount as may be charged by the Agent’s sub-servicer), which servicing fee shall be due and payable (i) in advance on the Closing Date with respect to the first year, and (ii) thereafter, on each anniversary of the Closing Date with respect to each subsequent year.
          (d) Commitment Fee. The Borrower shall pay to the Agent for the account of the Lenders a commitment fee (the “Commitment Fee”) in an aggregate amount of $1,540,000, a portion of which Commitment Fee equal to $770,000 has been paid by the Borrower prior to the date hereof and was deemed to have been fully earned as of the date of such payment and the remainder of which Commitment Fee shall be deemed to be fully earned and shall be payable on the Closing Date. The Agent shall distribute (i) to each Lender other than the DDJ Noteholder Lenders a portion of the Commitment Fee equal to 2% of such Lender’s Term Loan Commitment and (ii) to the DDJ Noteholder Lenders the balance of the Commitment Fee remaining after the distribution contemplated by the foregoing clause (i), which portion of the Commitment Fee shall be shared among the DDJ Noteholder Lenders as may be agreed among the DDJ Noteholder Lenders.
          (e) Fees Generally. All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.
          (f) No Consent Fee for “First Out” Restructuring. The Agent, the Lenders and the Borrower agree that if, at any time during the one hundred eighty day period following the Closing Date, the Borrowers, the Lenders and the Agent agree to restructure the Term Loans to provide for a “first out” tranche (such tranche to be subsumed as a part of (and not in addition to) the aggregate principal amount of the Term Loans funded on the Closing Date), the Borrower shall not be required to pay the Lenders an amendment or consent fee with respect to such restructuring; provided, however, that (i) all legal fees and other costs associated with such restructuring shall be for the Borrower’s account, (ii) the Lenders shall be entitled to share in the economic savings that accrue to the Borrower as a result of such restructuring and (iii) a prepayment fee shall apply with respect to the portion of the Term Loans that are converted or replaced in connection with the establishment of any such “first out” tranche as provided in Section 2.6(a) and such prepayment fee shall be shared by the Lenders pro rata in accordance with the respective amount of Term Loans held by each such Lender immediately prior to giving effect to such restructuring.
     2.7 Increased Costs.
          (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any of its Affiliates; or
          (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any of its Affiliates;
and the result of any of the foregoing shall be to increase the cost to such Lender or any of its Affiliates of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the affected party shall take the actions contemplated by Section 2.9(a) and the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender or any of its Affiliates reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Lender’s Affiliate’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and such Affiliate’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then the affected party shall take the actions contemplated by Section 2.9(a) and from time to time, to the extent permitted by law, the Borrower will pay to such Lender or such Lender’s Affiliate such additional amount or amounts as will compensate such Lender or such Lender’s holding company, for any such reduction suffered.
          (c) A reasonably detailed certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 2.7(a) or 2.7(b) above shall be delivered to the Borrower and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.7 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is (i) retroactive and (ii) occurred within such six-month period, then the six-month period referred to above may be extended to include the period of retroactive effect thereof, but in no event any period prior to the Closing Date.
     2.8 Taxes.
          (a) Any and all payments by or on account of any Obligations of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8) the Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower shall indemnify the Agent, each Lender and each Affiliate of such Lender, within 10 days after written demand therefor (provided that demand is made within a reasonable amount of time following the Agent’s or the applicable Lender’s receipt of notice of or knowledge of the liability), for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) paid by the Agent or such Lender, as the case may be (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrower making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A reasonably detailed certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     2.9 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.7, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.7 or 2.8, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment
          (b) Replacement of Lenders. If any Lender requests compensation under Section 2.7, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.7 or payments required to be made pursuant to

Section 2.8, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     2.10 Lenders’ Evidence of Indebtedness. The Borrower agrees that: (i) upon written notice by any Lender to the Borrower and the Agent that a promissory note is requested by such Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, the Borrower shall promptly (and in any event within five (5) Business Days of any such request) execute and deliver to such Lender an appropriate Term Note (substantially in the form of Exhibit A annexed hereto), as applicable, and (ii) upon any Lender’s written request, and in any event within five (5) Business Days of any such request, the Borrower shall execute and deliver to such Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as such Lender shall specify in its reasonable discretion; provided, that, the aggregate principal amount of such new notes shall not exceed the aggregate principal amount of the applicable Term Note outstanding at the time such request is made; and provided, further, that such notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to the Borrower upon such Lender’s receipt of the replacement notes. If any promissory note being replaced has been mutilated, the Lender holding such promissory note shall surrender such promissory note to the Borrower after the Agent’s receipt of the replacement promissory note and if any such replaced promissory note has been destroyed, lost or stolen, the holder of such promissory note shall furnish the Borrower with an indemnity in writing reasonably acceptable to the Borrower and such holder to hold the Borrower harmless in respect of such destroyed, lost or stolen promissory note.
ARTICLE 3
Guarantee by Guarantors
     3.1 The Guarantee. The Guarantors hereby guarantee to each Lender and the Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. The Guarantors hereby further agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Guarantors will promptly pay the same upon demand by the Agent, without the requirement of any other demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
     3.2 Obligations Unconditional. The obligations of the Guarantors under Section 3.1 are absolute and unconditional, to the extent permitted by applicable law, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:
          (i) at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
          (ii) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;
          (iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
          (iv) any lien or security interest granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Obligations shall fail to be perfected.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, except for notices required to be given pursuant to the terms of this Agreement (it being understood, however, that if any notice required to be given to the Borrower pursuant to this Agreement is given to the Borrower in accordance with the terms hereof, a copy of such notice need not be given to any Guarantor) or under applicable law, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.
     3.3 Reinstatement. The obligations of the Guarantors under this Article 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable and documented out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) incurred by the Agent or any Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
     3.4 Subrogation. Until such time as the Obligations shall have been indefeasibly paid in full, each of the Guarantors hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article 3 and further agrees with the Borrower for the benefit of each creditor of the Borrower (including, without limitation, the Agent and each Lender) that any such payment by it shall constitute a contribution of capital by such Guarantor to the Borrower.
     3.5 Remedies. The Guarantors agree that, as between the Guarantors and the Lenders, the Obligations of the Borrower hereunder may be declared to be forthwith due and payable as provided in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.1) for purposes of Section 3.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 3.1.
     3.6 Instrument for the Payment of Money. Each of the Guarantors hereby acknowledges that the guarantee in this Article 3 constitutes an instrument for the payment of money, and consents and agrees that the Agent or any Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to summary judgment or such other expedited procedure as may be available for a suit on a note or other instrument for the payment of money.
     3.7 Continuing Guarantee. The guarantee in this Article 3 is a continuing guarantee, and shall apply to all Obligations whenever arising.
     3.8 General Limitation on Amount of Obligations Guaranteed. In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantors under Section 3.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantors, any Lender, Agent or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
ARTICLE 4
Representations and Warranties
     Each of the Credit Parties represents and warrants to the Lenders and the Agent, as to itself and each other Credit Party, as of the Closing Date and as of each date thereafter on which any of the following representations and warranties are required to be restated or remade (whether in connection with any amendment or waiver of any of the provisions of this Agreement or otherwise), that:
     4.1 Organization; Powers. Each Credit Party and each Subsidiary has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of organization. Each Credit Party and each Subsidiary has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.2 Authorization; Enforceability. The Transactions are within the power and authority of the Credit Parties and have been duly authorized by all necessary action on the part of the Credit Parties. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by the Credit Parties and constitute legal, valid and binding obligations of the Credit Parties, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     4.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority which has not been obtained, except as disclosed on Schedule 4.3, (b) will not violate any applicable law, policy or regulation or the organizational documents of the Credit Parties or any order of any

Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Credit Parties, or any assets, or give rise to a right thereunder to require any payment to be made by the Credit Parties and (d) except for the Liens created by the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Credit Parties.
     4.4 Financial Condition; No Material Adverse Change.
          (a) The Credit Parties have heretofore delivered to the Agent and the Lenders the following financial statements:
          (i) the consolidated balance sheets and statement of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries as of and for the fiscal year ended December 31, 2007 accompanied by a report of Ernst & Young, Holdings’ independent public accountants;
          (ii) the unaudited consolidated balance sheets and statement of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries for the fiscal quarter ended March 31, 2008, certified by a Designated Financial Officer that such financial statements fairly present the financial condition of Holdings and its Subsidiaries, on a consolidated basis, as at such date and the results of the operations of Holdings and its Subsidiaries for the period ended on such date and that all such financial statements, including the related schedules and notes thereto have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved, except as disclosed on Schedule 4.4;
          (iii) the unaudited consolidated balance sheets and statement of operations of Holdings and its Subsidiaries for the five months ended May 31, 2008, certified by a Designated Financial Officer that such financial statements fairly present the financial condition, on a consolidated basis, of Holdings and its Subsidiaries as at such date and the results of the operations of Holdings and its Subsidiaries for the period ended on such date and that all such financial statements have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved, except as disclosed on Schedule 4.4; and
          (iv) the projected consolidated balance sheets, statements of operations and cash flows of Holdings and its Subsidiaries for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 and for the six months ended June 30, 2011.
Except as disclosed on Schedule 4.4, such financial statements (except for the projections referred to in Section 4.4(a)(iv)) present fairly, in all material respects, the respective consolidated financial position and results of operations and, except with respect to the financial statements referred to in Section 4.4(a)(iii), cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited or pro forma statements. The projections referred to in Section 4.4(a)(iv) were prepared by the Credit Parties in good faith and were based on estimates and assumptions that were reasonable when made; provided, however, that such projections are not to be viewed as facts and the actual results during the period or periods covered thereby may differ from such projections and the differences may be material.
          (b) Except as disclosed on Schedule 4.4, since December 31, 2007, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, or prospects of Holdings and its Subsidiaries from that set forth in the financial statements referred to in subsection 4.4(a)(i) above.

          (c) None of the Credit Parties has as of the Closing Date any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheets as at the end of their respective fiscal years referred to above, as provided for in Schedule 4.4(c), or as otherwise permitted pursuant to this Agreement, or as referred to or reflected or provided for in the financial statements described in this Section 4.4.
     4.5 Properties.
          (a) Each Credit Party and each Subsidiary has good and marketable title to, or valid and subsisting leasehold interests in, all its Property material to its business. All machinery and equipment material to the business of the Credit Parties and the Subsidiaries is in good operating condition (for the purpose for which it is used) and repair (normal wear and tear and immaterial loss from casualty and condemnation excepted), and all necessary replacements of and repairs thereto have be made so as to preserve and maintain in all material respects the value and operating efficiency of such machinery and equipment.
          (b) Set forth on Schedule 4.5 is a complete list of (i) all Copyrights of Recorded Books that have been registered in the United States Copyright Office and (ii) all Patents and Trademarks of the Credit Parties. All Copyrights material to the business of the Credit Parties, if any, are set forth on Schedule 4.5. Each Credit Party owns, or is licensed to use, all Patents, Trademarks and Copyrights and other intellectual property material to its business (“Proprietary Rights”) and, to the Knowledge of the Credit Parties, the use thereof by the Credit Parties does not infringe upon the rights of any other Person.
          (c) Schedule 4.5 clearly identifies (i) all Patents and Trademarks that have been duly registered in, filed in or issued by the United States Patent and Trademark Office and (ii) all Copyrights of Recorded Books that have been duly registered in, filed in or issued by the United States Copyright Office (collectively, the “Registered Proprietary Rights”). The Registered Proprietary Rights have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States. The Credit Parties have taken commercially reasonable steps to protect their Registered Proprietary Rights and to maintain the confidentiality of all Proprietary Rights that are not generally in the public domain.
          (d) As of the Closing Date, Schedule 4.5 contains a true, accurate and complete list of all Real Property Assets, whether owned or leased. Except as specified in Schedule 4.5, each lease, sublease or assignment of lease (together with all amendments, modifications, supplements, renewals or extensions thereof) affecting any Leasehold Property of the Credit Parties is in full force and effect and the Credit Parties have no Knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Credit Party or Subsidiary, as applicable, enforceable against such Credit Party or Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
     4.6 Litigation and Environmental Matters.
          (a) Except for the Disclosed Matters set forth in part (a) of Schedule 4.6, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Credit Parties, threatened against or affecting any Credit Party or Subsidiary (i) in which any Person has alleged that the use by any Credit Party or Subsidiary of any Patent, Trademark or Copyright violates or infringes on the rights of any Person or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters set forth in part (a) of Schedule 4.6).
          (b) Except for the Disclosed Matters set forth in part (b) Schedule 4.6 or except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Credit Parties and the Subsidiaries (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required in connection with the operation of the Credit Parties’ and the Subsidiaries’ business to be in compliance with all applicable Environmental Laws, (ii) have not become subject to any Environmental Liability; (iii) have not received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority which is currently outstanding or pending concerning its compliance with any Environmental Law or (iv) do not know of any basis for any Environmental Liability.
     4.7 Compliance with Laws and Agreements. Except as set forth on Schedule 4.7, each Credit Party and each Subsidiary is in compliance (a) in all material respects with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and (b) with all indentures, agreements and other instruments binding upon it or its property, except, in the case of this clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.8 Investment and Holding Company Status. No Credit Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.
     4.9 Taxes. Except as set forth on Schedule 4.9, each Credit Party and each Subsidiary has timely filed or caused to be filed all federal, state, foreign and material local Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it.
     4.10 ERISA. Except as set forth on Schedule 4.10, no Credit Party or Subsidiary has any Pension Plans or Foreign Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No Credit Party or Subsidiary has a present intention to terminate any Pension Plan or Foreign Plan with respect to which any Credit Party or Subsidiary would incur a cost of more than $50,000 to terminate such plan, including amounts required to be contributed to fund such plan on plan termination and all costs and expenses associated therewith, including without limitation attorneys’ and actuaries’ fees and expenses in connection with such termination and a reasonable estimate of expenses and settlement or judgment costs and attorneys’ fees and expenses in connection with litigation related to such termination.
     4.11 Disclosure. As of the Effective Time, the Credit Parties have disclosed to the Agent all material agreements, instruments and corporate or other restrictions to which any Credit Party or Subsidiary is subject after the Effective Time, and all other matters known to the Credit Parties, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The information, reports, financial statements, exhibits and schedules furnished at or prior to the Effective Time in writing by or on behalf of the Credit Parties to the Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, at the Effective Time, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. All written information furnished after the Effective Time by the Credit Parties to the Agent and/or the Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (other than projections delivered pursuant to Section 6.1(e)) will be true, complete and accurate in every material respect. The projections to be delivered pursuant to Section 6.1(e) shall be prepared by the Credit Parties in good faith and based on estimates and assumptions that are reasonable as of the date when such projections are made; provided, however, that such projections are not to be viewed as facts and the actual results during the period or periods covered thereby may differ from such projections and the differences may be material. There is no fact known to the Credit Parties that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Agent and each Lender for use in connection with the transactions contemplated hereby or thereby.
     4.12 Capitalization. As of the Effective Time, after giving effect to the Transactions, the capital structure and ownership of the Credit Parties (other than Holdings) and their Subsidiaries are as set forth on Schedule 4.12. As of the Effective Time, after giving effect to the Transactions, to the Knowledge of the Credit Parties, the indentity of each Person who owns of record 5% or more of the issued and outstanding capital stock of Holdings and the percentage of the total issued and outstanding capital stock of Holdings held by each such Person are set forth on Schedule 4.12. As of the Effective Time, after giving effect to the Transactions, the authorized, issued and outstanding capital stock and equity interests of the Credit Parties (other than Holdings) and their Subsidiaries consists of the capital stock and equity interests described on Schedule 4.12, all of which is duly and validly issued and outstanding, and in the case of any corporation, fully paid and nonassessable. As of the Effective Time, after giving effect to the Transactions, all issued and outstanding capital stock and equity interests of Holdings is duly and validly issued and outstanding, and fully paid and nonassessable. Except as set forth on Schedule 4.12, as of the Closing Date, (x) there are no outstanding Equity Rights with respect to any Credit Party or any Subsidiary and, (y) there are no outstanding obligations of any Credit Party or any Subsidiary to repurchase, redeem, or otherwise acquire any shares of capital stock of or other equity interest in any Credit Party or any Subsidiary, nor are there any outstanding obligations of any Credit Party or any Subsidiary to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Credit Party or any Subsidiary.
     4.13 Subsidiaries.
          (a) Set forth on Schedule 4.13 is a complete and correct list of all Subsidiaries of the Credit Parties as of the Closing Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 4.13, (x) each Credit Party and its respective Subsidiaries owns, free and clear of Liens (other than Liens in favor of the Agent pursuant to the Loan Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.
          (b) Holdings is a holding company and is not engaged in any business or activity other than the ownership of its Subsidiaries and other activities related thereto and such other activities and actions as are permitted pursuant to this Agreement or any other Loan Documents.

          (c) Except as set forth on Schedule 7.8, as of the Closing Date, none of the Credit Parties is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 7.8 (“Restrictive Agreements”), other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.
     4.14 Material Indebtedness, Liens and Agreements.
          (a) Part (a) of Schedule 4.14 contains a complete and correct list, as of the Closing Date, of all Material Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Credit Party or any Subsidiary the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $50,000, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described on Schedule 4.14. All Indebtedness set forth on part (a) of Schedule 4.14 which is to be paid and discharged in full at the Effective Time is marked with an asterisk (“*”) on Schedule 4.14.
          (b) Part (b) of Schedule 4.14 is a complete and correct list, as of the date of this Agreement, of each Lien (other than the Liens in favor of the Agent) securing Indebtedness of any Person and covering any property of the Credit Parties or their Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 4.14. Each such Lien set forth on part (b) of Schedule 4.14 which is to be released and discharged at the Effective Time is marked with an asterisk (“*”) on Schedule 4.14.
          (c) Part (c) of Schedule 4.14 is a complete and correct list, as of the date of this Agreement, of each contract and arrangement to which any Credit Party or Subsidiary is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect other than purchase orders made in the ordinary course of business and subject to customary terms.
          (d) To the extent requested by the Agent, true and complete copies of each agreement listed on the appropriate part of Schedule 4.14 have been delivered to the Agent, together with all amendments, waivers and other modifications thereto. All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Credit Party or Subsidiary that is a party thereto and, to the Knowledge of the Credit Parties, binding upon the other parties thereto in accordance with their terms. The Credit Parties are not in default in any material respect under any such agreements.
     4.15 Federal Reserve Regulations. No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The making of the Loans hereunder on the Closing Date, the use of the proceeds thereof as contemplated hereby, and the security arrangements contemplated by the Loan Documents, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.
     4.16 Solvency. As of the Effective Time and after giving effect to the Transactions and the other transactions contemplated hereby:
          (a) the aggregate value of all properties of the Credit Parties, taken as a whole, at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and other liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties;
          (b) the Credit Parties will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and
          (c) the Credit Parties, on a consolidated basis, will be able to pay their debts and other liabilities as they mature.
     4.17 Force Majeure. Since December 31, 2007, the business, properties and other assets of the Credit Parties and their Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.
     4.18 Labor and Employment Matters.
          (a) Except as set forth on Schedule 4.18, (A) no employee of the Credit Parties or any Subsidiary is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and the Credit Parties and their Subsidiaries do not have any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of the Credit Parties or their Subsidiaries; (B) there are no pending or threatened representation campaigns, elections or proceedings, except such as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (C) the Credit Parties do not have Knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof, except such as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (D) no Credit Party or Subsidiary has engaged in, admitted committing or been held to have committed any unfair labor practice, except such as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (b) Except as set forth on Schedule 4.18, the Credit Parties and their Subsidiaries are in compliance in all material respects with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment.
          (c) Except as set forth on Schedule 4.18, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Credit Parties and their Subsidiaries are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.
     4.19 Bank Accounts. Schedule 4.19 lists all banks, securities intermediaries and other financial institutions at which any Credit Party maintains any deposit account, bank account, securities account and/or other account as of the Closing Date, and such Schedule correctly identifies the name and address of each bank, depository, securities intermediary or other financial institution at which any such account is maintained, the name in which each such account is held, a description of the purpose of each such account, and the complete account number.

     4.20 OFAC. No Credit Party, nor any Subsidiary of any Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order. The regulations and executive orders described in clauses (i) through (iii) of the preceding sentence are referred to herein as “OFAC Regulations”.
     4.21 Patriot Act. The Credit Parties are in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (collectively, the “FAC Regulations”), and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).
     4.22 [Reserved].
     4.23 Trade Relations. There exists no actual or, to the Knowledge of the Credit Parties, threatened, termination, cancellation or limitation of, or any adverse modification or adverse change in, the business relationship between any Credit Party or Subsidiary and any customer or any group of customers whose purchases of goods or services individually or in the aggregate are material to the business of such Credit Party or Subsidiary, or with any material supplier, and there exists no present condition or state of facts or circumstances which could materially adversely affect the Credit Parties or their Subsidiaries or prevent the Credit Parties or their Subsidiaries from conducting their businesses after the consummation of the Transactions in substantially the same manner in which such businesses heretofore have been conducted
     4.24 Senior Note Indenture and Discount Note Indenture; Ranking. The Obligations of the Borrower and the obligations of the Guarantors under Article 3 hereof rank, and at all times after the Closing Date will rank, at least pari passu in right of payment with the obligations evidenced by the Senior Note Documents and the Discount Note Documents and with all other outstanding obligations of Holdings and its Subsidiaries. The Indebtedness of the Credit Parties hereunder and under the other Loan Documents is permitted by the Senior Note Documents and the Discount Note Documents, and the liens and security interests granted in favor of the Agent for benefit of the Secured Parties under the Loan Documents constitute “Permitted Liens”, as such term is defined in the each of the Senior Note Indenture and the Discount Note Indenture. The execution, delivery and performance by the Credit Parties of this Agreement and other Loan Documents, the making of the Loans hereunder, the granting of the Liens pursuant to the Loan Documents and the consummation of the Senior Note Repurchase do not violate the terms of the Senior Note Documents or the Discount Note Documents. The term loan facility established hereunder and the Loans made pursuant hereto constitute “Credit Facilities” under and as defined in the Senior Note Indenture and the Discount Note Indenture.

ARTICLE 5
Conditions
     The obligations of the Term Loan Lenders to make the Term Loans is subject to the satisfaction or waiver of each of the following conditions precedent:
          (a) Counterparts of Agreement. The Agent shall have received from each party hereto either (i) a counterpart of this Agreement executed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of an executed signature page of this Agreement) that such party has executed a counterpart of this Agreement.
          (b) Notes. The Agent shall have received a duly completed and executed Term Note for the account of each Term Loan Lender which has requested that its Term Loans be evidenced by a promissory note.
          (c) [Reserved].
          (d) Existence and Good Standing. The Agent shall have received such documents and certificates as the Agent may reasonably request relating to the organization, existence and good standing of the Credit Parties and their Subsidiaries, the authorization of the transactions contemplated hereby and any other legal matters relating to the Credit Parties and their Subsidiaries, this Agreement or the other Loan Documents, all in form and substance reasonably satisfactory to the Agent.
          (e) Security Interests in Personal and Mixed Property. Security Interests in Personal and Mixed Property. The Agent shall have received the following, each in form and substance reasonably satisfactory to the Agent:
          (i) Lien Searches and UCC Termination Statements. (A) The results of a recent search, by one or more Persons satisfactory to the Agent, of all effective UCC financing statements, fixture filings or other comparable filings (or, in the case of the UK Subsidiary, the United Kingdom equivalent thereof) and all judgment and tax lien filings (or, in the case of the UK Subsidiary, the United Kingdom equivalent thereof) which may have been made with respect to any personal or mixed property of any Credit Party, together with copies of all such filings disclosed by such search, and (B) UCC or other comparable termination statements (or, in the case of the UK Subsidiary, the United Kingdom equivalent thereof) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements, fixture filings or other comparable filings (or, in the case of the UK Subsidiary, the United Kingdom equivalent thereof) disclosed in such search (other than any such financing statements, fixture filings or other comparable filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement) or if such termination statements cannot be obtained from a creditor whose debt is to be repaid with the proceeds of the Loans, an agreement to deliver such termination statements upon receipt by such creditor of payment in full of the amounts due such creditor;
          (ii) UCC Financing Statements and Fixture Filings. UCC financing statements and, where reasonably required by the Agent, fixture filings (or, in the case of the UK Subsidiary, the United Kingdom equivalent thereof) duly authorized by each applicable Credit Party with respect to all personal and mixed property Collateral of such Credit Party, for filing in all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests created in such Collateral pursuant to the Loan Documents;

          (iii) Stock Certificates and Instruments. The following possessory Collateral (or, if such possessory Collateral cannot be obtained from a creditor whose debt is to be repaid with the proceeds of the Loans, an agreement to deliver such possessory Collateral upon receipt by such creditor of payment in full of the amounts due such creditor): (A) certificates (which certificates shall be accompanied by irrevocable undated stock powers, undated and duly endorsed in blank and otherwise reasonably satisfactory in form and substance to the Agent) representing all capital stock and other equity interests pledged pursuant to the Security Agreement and the UK Charge Over Shares and (B) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner reasonably satisfactory to the Agent) evidencing any Collateral;
          (iv) PTO Cover Sheets, Etc. All security agreements, cover sheets or other documents or instruments required to be filed with the United States Patent and Trademark Office or United States Copyright Office in order to create or perfect Liens in respect of any Patents, Trademarks or Copyrights; and
          (v) Perfection Certificates. Perfection certificates dated the Closing Date from each Credit Party, in form and substance satisfactory to the Agent, duly executed by a Designated Financial Officer of each Credit Party.
          (f) Security Agreement. The Agent shall have received from each party thereto a counterpart of the Security Agreement executed on behalf of such party.
          (g) UK Debenture. The Agent shall have received from the UK Subsidiary counterparts of the UK Debenture executed on behalf of such party.
          (h) UK Charge Over Shares. The Agent shall have received from Recorded Books a counterpart of the UK Charge Over Shares executed on behalf of such party.
          (i) Mortgage; Etc. The Agent shall have received fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Effective Time Mortgaged Property, together with mortgagee title insurance policies or commitments therefor, and copies of all surveys, deeds, title exception documents, flood hazard certificates and other documents as the Agent may reasonably require, all of which shall be in form and substance reasonably satisfactory to the Agent.
          (j) Leases; Landlord’s Waivers and Consents. In the case of each Material Leasehold Property existing as of the Closing Date, the Agent shall have received copies of the lease, and all amendments thereto, between the applicable Credit Party and the landlord or tenant party thereto, together with a Landlord’s Waiver and Consent with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.
          (k) [Reserved].
          (l) Evidence of Insurance. The Agent shall have received certificates from the Credit Parties’ insurance brokers that all insurance required to be maintained pursuant to Section 6.5 is in full force and effect and that the Agent on behalf of the Lenders has been named as additional insured or loss payee thereunder to the extent required under Section 6.5.
          (m) Necessary Governmental Permits, Licenses and Authorizations and Consents; Etc. The Credit Parties shall have obtained (a) all other permits, licenses, authorizations and consents from all other Governmental Authorities and all consents of other Persons with respect to Material Indebtedness, Liens and material agreements listed on Schedule 4.14 (and so identified thereon) (other than the Senior Note Documents and the Discount Note Documents), in each case that are necessary or advisable in connection with the Transactions and the operation of the business of the Credit Parties as currently conducted and as proposed to be conducted by the Credit Parties, and each of the foregoing shall be in full force and effect, in each case other than those which the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (b) all authorizations and consents with respect to the Senior Note Documents and the Discount Note Documents, in each case, that are necessary or advisable in connection with the Transactions, and each of the foregoing shall be in full force and effect. All applicable waiting periods in connection with the Transactions shall have expired or been terminated without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.
          (n) Material Agreements. The Agent shall have received copies of, and shall be satisfied with the form and substance of (i) any and all agreements among any of the holders of capital stock or other equity interests in the Credit Parties, (ii) any stock option plans, phantom stock incentive programs and similar arrangements provided by the Credit Parties to any Person, (iii) any and all employment contracts with senior management of the Credit Parties, (iv) any and all management and consulting agreements with any Persons and (v) all agreements set forth on Schedule 4.14, in each case, as such will be in effect from and after the Closing Date.
          (o) Existing Debt; Liens. The Agent shall have received evidence that all principal, interest, and other amounts owing in respect of all Existing Debt of the Credit Parties (other than Indebtedness permitted to remain outstanding in accordance with Section 7.1 hereof) will be repaid in full as of the Effective Time, and that with respect to all Indebtedness of the Credit Parties permitted to remain outstanding in accordance with Section 7.1 hereof, any defaults or events of default existing as of the Closing Date with respect to such Indebtedness will be cured or waived immediately following the funding of the initial Loans.
          (p) Financial Statements; Projections. The Agent shall have received the certified financial statements and projections referred to in Section 4.4 hereof and the same shall not be inconsistent with the information previously provided to the Agent.
          (q) Representations and Warranties. The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the making of the Term Loans, both before and after giving effect thereto and to the use of the proceeds thereof, except (i) to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects as of such date and (ii) that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, subject to the materiality qualification contained therein.
          (r) No Defaults. At the time of, and immediately after giving effect to the making of the Term Loans, no Default shall have occurred and be continuing.
          (s) Financial Officer Certificate. The Agent shall have received a certificate, dated the Closing Date and executed by a Designated Financial Officer, confirming compliance with the conditions set forth in paragraphs (q) and (r) of this Article 5 at the Effective Time.
          (t) Solvency Certificate. The Agent shall have received the Solvency Certificate dated the Closing Date, in substantially the form of Exhibit F hereto, and executed by the Chief Financial Officer of the Credit Parties.
          (u) No Material Adverse Effect. There shall have occurred no Material Adverse Effect since December 31, 2007.
          (v) Opinion of Counsel to Credit Parties. The Agent shall have received the favorable written opinion (addressed to the Agent and the Lenders and dated the Closing Date) of (a) Brown Rudnick LLP, special counsel to the Credit Parties, covering such matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions as the Agent shall reasonably request, in form and substance reasonably satisfactory to the Agent, (b) Whiteford Taylor & Preston LLP, local Maryland counsel to the Credit Parties covering the Effective Time Mortgage on the Maryland Property and such other matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions as the Agent shall reasonably request, in form and substance satisfactory to the Agent and (c) Eversheds LLP, local United Kingdom counsel to the Credit Parties covering the UK Subsidiary, the UK Charge Over Share, the UK Debenture and such other matters relating to the Credit Parties, this Agreement, the other Loan Documents or the Transactions as the Agent shall reasonably request, in form and substance satisfactory to the Agent.
          (w) Funds Flow Agreement. The Borrower shall have executed and delivered to the Agent the Funds Flow Agreement duly executed by the Borrower, in form and substance satisfactory to the Agent.
          (x) Senior Note Repurchase. The Senior Note Repurchase shall have been consummated on terms and conditions and pursuant to documentation satisfactory to the Agent.
          (y) Intercompany Note. The Credit Parties shall have issued the Intercompany Note to evidence the intercompany loans among the Credit Parties and the original Intercompany Note shall have been delivered to the Agent (duly endorsed in a manner satisfactory to the Agent) to be held as collateral for the Obligations pursuant to the Security Agreement.
          (z) Management Rights Letter. The Borrower shall have executed and delivered to the Agent a management rights letter in favor of the Agent in the form previously agreed to by the Agent and the Borrower.
          (aa) Fees and Expenses. The Agent shall have received all fees and other amounts due and payable to the Agent at or prior to the Effective Time, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (bb) Other Documents. The Agent shall have received all material contracts, instruments, opinions, certificates, assurances and other documents as the Agent or any Lender shall have reasonably requested and the same shall be reasonably satisfactory to each of them.
ARTICLE 6
Affirmative Covenants

     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Credit Party (as to itself and each other Credit Party) covenants and agrees with the Agent and the Lenders that:
     6.1 Financial Statements and Other Information. The Credit Parties will furnish to the Agent and each Lender:
          (a) as soon as available and in any event upon the first to occur of (x) the date on which Holdings files its annual report on Form 10-K with the SEC for each fiscal year of the Credit Parties or (y) 105 days after the end of each fiscal year of the Credit Parties:
          (i) audited consolidated statements of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries for such fiscal year and the related consolidated balance sheets of Holdings and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year;
          (ii) an opinion of Ernst & Young or any other independent certified public accountants of recognized international standing (except as otherwise set forth on Schedule 6.1, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) stating that such audited consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Holdings and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP; and
          (iii) a management discussion and analysis that includes a comparison to budget for that fiscal year, and a comparison of performance for that fiscal year to the prior fiscal year;
          (b) except as otherwise set forth on Schedule 6.1 with respect to the financial statements for the fiscal quarter ended June 30, 2008, as soon as available and in any event upon the first to occur of (x) the date on which Holdings files its quarterly report on Form 10-Q with the SEC for each fiscal quarter or (y) 50 days after the end of each fiscal quarter (including the fourth fiscal quarter of each fiscal year):
          (i) consolidated statements of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter, and the related consolidated balance sheets of Holdings and its Subsidiaries at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, and the corresponding figures for the forecasts most recently delivered to the Agent for such period;
          (ii) a certificate of a Designated Financial Officer, which certificate shall state that said consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of Holdings and its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes);
          (iii) a management discussion and analysis that includes a comparison to budget for that fiscal quarter, and a comparison of performance for that fiscal quarter to the corresponding period in the prior year; and
          (iv) (A) schedules showing quarterly inflows and outflows of funds to and from Sundance and the UK Subsidiary from and to the other Credit Parties, which reports and schedules shall be in form reasonably satisfactory to the Agent, and (B) summary income statements and balance sheets on a segment by segment basis, in form reasonably satisfactory to the Agent;
          (c) as soon as available and in any event within 30 days after the end of each month (including the last month of each fiscal year and fiscal quarter):
          (i) consolidated statements of operations and free cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the respective fiscal year to the end of such month, and the related consolidated balance sheets of Holdings and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, and the corresponding figures for the forecasts most recently delivered to the Agent for such period;
          (ii) a certificate of a Designated Financial Officer, which certificate shall state that said consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of Holdings and its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal quarter-end adjustments and year-end audit adjustments and the omission of footnotes);
          (iii) a management discussion and analysis that includes a comparison to budget for that fiscal month, and a comparison of performance for that fiscal month to the corresponding period in the prior year; and
          (iv) (A) flash reports for the Credit Parties for such month setting forth, among other things, revenue, EBITDA, Net EBITDA and free cash flow on a segment by segment basis, which reports shall be in form reasonably satisfactory to the Agent and (B) summary income statements and balance sheets on a segment by segment basis, in form reasonably satisfactory to the Agent;
          (d) as soon as available and in any event (i) upon the date on which the quarterly financial statements for each fiscal quarter are required to be delivered pursuant to Section 6.1(b), a Compliance Certificate duly executed by a Designated Financial Officer with respect to such quarterly financial statements, and (ii) upon the date on which the annual financial statements for each fiscal year are required to be delivered pursuant to Section 6.1(a), a Compliance Certificate duly executed by a Designated Financial Officer with respect to such annual financial statements;
          (e) as soon as available and in any event (i) no later than November 30 of the immediately preceding fiscal year on a preliminary basis and (ii) February 15 of such fiscal year on a final basis, statements of forecasted income and cash flows for the Credit Parties for each fiscal month in such fiscal year and for the forthcoming three fiscal years, year by year, and a forecasted balance sheet of the Credit Parties as of the last day of each fiscal month in such fiscal year, and as of the last day of each of the forthcoming three fiscal years, together with supporting assumptions which were believed by the Credit Parties in good faith to be reasonable when made, all prepared in good faith in reasonable detail and consistent with the Credit Parties’ past practices in preparing projections and otherwise reasonably satisfactory in scope to the Required Lenders;
          (f) promptly upon receipt thereof, copies of all management letters and accountants’ letters received by the Credit Parties; and
          (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Credit Parties, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request.
     6.2 Notices of Material Events. The Credit Parties will furnish to the Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or Affiliate that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event related to any Plan or Foreign Plan of any Credit Party or Subsidiary or Knowledge of any ERISA Event related to a Plan or Foreign Plan of any other ERISA Affiliate that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties or their Subsidiaries in an aggregate amount exceeding $50,000; and
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Designated Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     6.3 Existence; Conduct of Business. The Credit Parties shall, and shall cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of this clause (b), such as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.4.
     6.4 Payment of Obligations. The Credit Parties shall, and shall cause each of their Subsidiaries to, pay its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be acceptable to Agent, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     6.5 Maintenance of Properties; Insurance. The Credit Parties shall, and shall cause each of their Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition (for the purpose for which it is used), ordinary wear and tear and immaterial loss from casualty and condemnation excepted, and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations, including business interruption insurance, product liability insurance and, in the event that any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, flood insurance on such Collateral; provided that the Agent and the Lenders agree that the Credit Parties’ insurance policies and coverage levels existing as of the Closing Date are satisfactory to the Agent and the Lenders as of the Closing Date. Without limiting the generality of the foregoing, the Credit Parties shall, and shall cause each of their Subsidiaries to, maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. All general liability and other liability policies with respect to any Credit Party shall name the Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policies shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Agent that names the Agent for the benefit of the Lenders as the loss payee thereunder. All policies of insurance shall provide that the insurer shall endeavor to provide at least 30 days prior written notice to the Agent of any modifications or cancellation of such policy.
     6.6 Books and Records; Inspection Rights. (a) The Credit Parties shall, and shall cause each of their Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record in all material respects such transactions and activities. The Credit Parties shall, and shall cause each of their Subsidiaries to, permit any representatives of the Agent or any Lender or any independent examiners or advisors designated by the Agent to visit, inspect and audit its properties, to examine, audit and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers (including without limitation, the division heads of each Credit Party) and independent accountants as frequently as the Agent deems appropriate; provided that, so long as no Default has occurred and is continuing, (i) the Agent and the Lenders, as a group, will not conduct more than two (2) such visits, inspections and audits during any fiscal year, (ii) all such visits shall be on reasonable prior notice and at reasonable times during regular business hours of such Credit Party and (iii) such visits and inspections shall not be scheduled when the Credit Parties’ independent public accountants are performing their review or examination related to fiscal quarter-end or year-end SEC reporting periods; and provided further that after the occurrence and during the continuance of any Default, the Agent and any of the Lenders may visit and conduct such audits and inspections at any reasonable times. The Credit Parties shall, and shall cause each of their Subsidiaries to, reimburse the Agent and each Lender for all reasonable and documented examination, audit and inspection costs, including all reasonable and documented fees, costs and expenses charged by independent inspectors, auditors or examiners, all internal costs of the Agent and each Lender at the outstanding rate charged by the Agent and each Lender and all reasonable and documented out-of-pocket expenses incurred in connection with such examinations, inspections and audits.
     (b) To the extent requested by the Agent or the Required Lenders (which request may be a standing request), the Credit Parties, in consultation with the Agent or the Required Lenders, as the case may be, will arrange for a meeting to be held at least once every year and teleconferences to be held at least once each fiscal quarter (and after the occurrence and during the continuance of a Default, more frequently, if requested by the Agent or the Required Lenders) with the Lenders and the Agent at which the business and operations of the Credit Parties are discussed.
     6.7 Fiscal Year. The fiscal year of the Credit Parties ends on December 31 of each year and, to enable the ready and consistent determination of compliance with the covenants set forth in Section

7.10 hereof, the Credit Parties shall, and shall cause each of their Subsidiaries to, maintain such fiscal year and such method of determining the last day of the first three fiscal quarters in each fiscal year.
     6.8 Compliance with Laws. The Credit Parties shall, and shall cause each of their Subsidiaries to, comply with (i) all permits, licenses and authorizations, including environmental permits, licenses and authorizations, issued by a Governmental Authority, except to the extent that any failure to comply therewith could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) all laws, rules, regulations and orders including Environmental Laws, all OFAC Regulations, the Trading with the Enemy Act, the FAC Regulations, the USA Patriot Act of 2001 and the FCPA, of any Governmental Authority and (iii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     6.9 Use of Proceeds. The proceeds of the Term Loans consisting of cash will be used only for (a) the repayment of Existing Debt on the Closing Date as contemplated by Section 5.1(o) and (b) the payment of the fees and expenses incurred in connection with the Transactions occurring at the Effective Time. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     6.10 Certain Obligations Respecting Subsidiaries.
          (a) The Credit Parties shall, and shall cause each of their Subsidiaries to, take such action from time to time as shall be necessary to ensure that the percentage of the issued and outstanding shares of capital stock of any class or character owned by it in any Subsidiary on the date hereof is not at any time decreased; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.4.
          (b) In the event that the Credit Parties form or acquire any Subsidiary after the Closing Date, this Section 6.10(b) shall be applicable and the Credit Party forming or acquiring such Subsidiary will take or cause to be taken the following actions: as soon as possible but in any case not later than 20 days after the date on which such Subsidiary is created (or, in the case of the acquisition of any Subsidiary, concurrently with the consummation of such acquisition) (x) cause such Subsidiary to (A) execute and deliver to the Agent a joinder to this Agreement and thereby become a Guarantor hereunder, (B) execute and deliver to the Agent a counterpart to the Security Agreement and thereby become a party thereto as an additional “Grantor” thereunder and grant to the Agent a First Priority Lien on all “Collateral” of such Subsidiary thereunder and, in the case of the formation of any Subsidiary under the laws of any province of Canada (other than Quebec) pursuant to Section 7.4(a), execute and deliver to the Agent such security agreements and other security documents as the Agent may reasonably require to provide the Agent with a First Priority Lien on all “Collateral” of such Subsidiary under the law of the applicable Canadian province, (C) take such other action as shall be necessary to create and perfect valid and enforceable First Priority Liens (other than Permitted Liens) in favor of the Agent on all or substantially all of the assets of such Subsidiary consistent with the provisions of this Agreement and the applicable other Loan Documents and (D) deliver proof of corporate action, incumbency of officers and other documents and opinions (including without limitation, an opinion of local Canadian counsel in the case of the formation of a Subsidiary under the laws of any province of Canada pursuant to Section 7.4(a)) as is consistent with those delivered by the Borrower pursuant to Article 5 as of the Effective Time and (y) execute and deliver to the Agent such pledge agreements or such addenda or amendments to the Security Agreement and take such other actions (including delivering the certificates representing such shares of stock or other equity interests to the Agent) as shall be necessary to create and perfect valid and enforceable First Priority Liens in favor of the Agent on all of the issued and outstanding stock or other equity interests of such Subsidiary, all of the foregoing to be in form and substance reasonably satisfactory to the Agent.
     6.11 ERISA. Except where a failure to comply with any of the following, individually or in the aggregate, would not or could not reasonably be expected to result in a Material Adverse Effect, (i) the Credit Parties will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code, (ii) the Credit Parties will not and, to the extent authorized, will not permit any of the ERISA Affiliates to (a) engage in any transaction with respect to any Plan which would subject any Credit Party to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan or (c) fail to make any payments to any Multiemployer Plan that any Credit Party or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto and (iii) the Credit Parties will maintain, and will cause each Subsidiary to maintain, each Foreign Plan in compliance with the terms thereof and all requirements of applicable law.
     6.12 Environmental Matters; Reporting. The Credit Parties shall, and shall cause each of their Subsidiaries to, observe and comply with, and cause each Subsidiary to observe and comply with all Environmental Law, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Credit Parties will give the Agent and each Lender prompt written notice of any violation as to any Environmental Law by any Credit Party and of the commencement of any judicial or administrative proceeding relating to Environmental Laws which shall, or could reasonably be expected to, have a Material Adverse Effect.
     6.13 Matters Relating to Additional Real Property Collateral.
          (a) From and after the Effective Time, in the event that Credit Party acquires any Additional Mortgaged Property or in the event that the Agent or the Required Lenders determine that any Real Property Asset has become an Additional Mortgaged Property, the Credit Parties shall, and shall cause each of their Subsidiaries to (i) deliver to the Agent, as soon as practicable after the Agent or the Required Lenders have notified the Credit Parties that a Real Property Asset is an Additional Mortgaged Property, fully executed and notarized Mortgages (“Additional Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of the applicable Credit Party in such Additional Mortgaged Property, together with mortgagee title insurance policies or commitments therefor, opinions of counsel with respect to such Additional Mortgages and copies of all surveys, deeds, title exception documents, flood hazard certificates and other documents as the Agent or the Required Lenders may reasonably require with respect to such Additional Mortgaged Property, all of which shall be in form and substance satisfactory to the Agent and provided at the sole cost and expense of the Credit Parties, and (ii) take or cause to be take all such other actions as the Agent or the Required Lenders may reasonably require in order to provide the Agent with a perfected, First Priority Lien (other than Permitted Liens) on such Additional Mortgaged Property, all of which actions shall be taken in a manner satisfactory to the Agent and at the sole cost and expense of the Credit Parties.
          (b) From and after the Effective Time, in the event that any Credit Party enters into any lease with respect to any real property, such Credit Party shall provide prompt written notice thereof to the Agent and, if requested by the Agent, the Credit Parties shall deliver promptly to the Agent copies of the lease, and all amendments thereto, between the Credit Party and the landlord or tenant, and, if such real property constitutes Material Leasehold Property, such Credit Party shall deliver to the Agent a

Landlord’s Waiver and Consent with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.
          (c) If requested by the Agent or the Required Lenders at any time when an Event of Default has occurred and is continuing, the Credit Parties shall, and shall cause each of their Subsidiaries to, (i) permit an independent real estate appraiser satisfactory to the Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Agent in its sole discretion) and (ii) deliver or cause to be delivered to the Agent reports and other information in form, scope and substance reasonably satisfactory to the Agent and prepared by environmental consultants satisfactory to the Agent, concerning any environmental hazards or liabilities to which any Credit Party may be subject with respect to any Additional Mortgaged Property. Any appraisal, report or other information referred to in this Section 6.13(c) which may be requested by the Agent or the Required Lenders shall be at the sole cost and expense of the Credit Parties.
     6.14 Cash Deposits; Bank Accounts and Securities Accounts. The Credit Parties shall take all actions necessary to maintain, preserve and protect the rights and interests of the Agent with respect to all cash deposits of the Credit Parties and all other proceeds of Collateral. Without limiting the generality of the foregoing, the Credit Parties shall cause all lock boxes, bank accounts, deposit accounts and securities accounts (including without limitation, the BNY Concentration Account and the BNY Securities Accounts) of the Credit Parties to be subject to the control of the Agent and enter into, and cause each depository institution or securities intermediary which maintains any lock box, bank account, deposit account or securities account on behalf of any Credit to enter into, a Control Agreement covering each such lock box, bank account, deposit account or securities account and the Credit Parties shall open any deposit or other bank account or securities account only with the Agents’ prior written consent; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Credit Parties shall be permitted to maintain deposit accounts (other than the BNY Concentration Account) not subject to the Agent’s control so long as the Credit Parties are in compliance with Section 7.5(c) at all times.
ARTICLE 7
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Credit Party covenants and agrees with the Agent and the Lenders that:
     7.1 Indebtedness. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created hereunder;
          (b) Existing Debt on the Closing Date which is set forth in Schedule 7.1 and has been designated on such schedule as Indebtedness that will remain outstanding following the funding of the initial Loans, and any extension, renewal, refunding, refinancing or replacement of any such Indebtedness that does not increase the principal amount thereof;
          (c) Indebtedness of a Domestic Credit Party (other than Holdings and Sundance) to any other Credit Party;

          (d) Guarantees permitted under Section 7.3;
          (e) Indebtedness of the Borrower under the Senior Notes and any Permitted Refinancing Indebtedness with respect thereto, provided that the aggregate principal amount of such Indebtedness shall not exceed $138,800,000 at any time (plus the amount of any interest which is paid-in-kind by adding such interest to the outstanding principal balance of such Indebtedness in lieu of the payment of cash interest thereon in accordance with the terms of the Senior Notes);
          (f) Indebtedness of Holdings under the Discount Notes and any Permitted Refinancing Indebtedness with respect thereto, provided that the accreted aggregate principal amount of such Indebtedness shall not exceed $127,641,866 at any time (plus the amount of any interest which is accreted or paid-in-kind by adding such interest to the outstanding principal balance of such Indebtedness in lieu of the payment of cash interest thereon in accordance with the terms of the Discount Notes);
          (g) Indebtedness in respect of Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Credit Parties are exposed in the conduct of their business or the management of their liabilities;
          (h) Subordinated Indebtedness of the Credit Parties, provided that (i) the principal amount of all such Indebtedness incurred by the Credit Parties from and after the Effective Time shall not exceed $12,500,000 in the aggregate, (ii) at the time of and immediately after giving effect to the incurrence of such Subordinated Indebtedness, no Default shall have occurred and be continuing, (iii) after giving effect to the incurrence of such Subordinated Indebtedness, the Credit Parties shall be in compliance with the financial covenants set forth in Section 7.10 on a pro forma basis (recomputed for the most recent period for which financial statements have been delivered under Section 6.1 to give effect to the incurrence of such Indebtedness as if such Indebtedness had been incurred on the first day of such period), (iv) such Indebtedness shall be unsecured and (v) the proceeds of such Indebtedness (less any portion thereof required to be applied to prepay the Loans pursuant to Section 2.5(b)(i)) shall be used by the Credit Parties to finance Permitted Acquisitions, to fund growth Capital Expenditures permitted by this Agreement or for working capital purposes of the Credit Parties;
          (i) Indebtedness consisting of netting services, overdraft protection and similar arrangements in connection with deposit accounts in the ordinary course of business; and
          (j) Indebtedness consisting of unsecured promissory notes issued by Holdings to directors or employees to finance the purchase or redemption of capital stock of Holdings to the extent such purchase or redemption is permitted by Section 7.6(f)..
     7.2 Liens. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”):
          (a) Liens created in favor of the Agent hereunder or under the other Loan Documents;
          (b) any Lien on any property or asset of any Credit Party existing on the date hereof and set forth in Schedule 7.1 (excluding, however, following the making of the Loans hereunder, the Liens in favor of any Person other than the Agent securing Indebtedness not designated on said schedule as Indebtedness to remain outstanding following the funding of the Loans), provided that (i) such Lien shall not apply to any other property or asset of any Credit Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancing and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Credit Party in accordance with GAAP;
          (d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue by more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 8.1(j) hereof;
          (e) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Property of any Credit Party or materially interfere with the ordinary conduct of the business of any Credit Party;
          (g) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;
          (h) Any interest or title of a lessor, sublessor, licensor or sublicensor under any operating lease or license enterered into by any Credit Party as lessee, sublessee, licensee or sublicensee in the ordinary course of business and any precautionary UCC financing statements filed in connection therewith; and
          (i) Liens of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection.
     7.3 Contingent Liabilities. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:
          (a) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
          (b) Guarantees and letters of credit in effect on the date hereof which are disclosed in Schedule 7.1, and any replacements thereof in amounts not exceeding such Guarantees;
          (c) Guarantees in favor of the Agent and the Lenders;
          (d) Guarantees by any Credit Party of Indebtedness of any Domestic Credit Party

(other than Holdings and Sundance) to the extent such Indebtedness is otherwise permitted by Section 7.1; and
          (e) Guarantees by any Credit Party of obligations (other than Indebtedness) of any Domestic Credit Party (other than Holdings and Sundance) to the extent such obligations are permitted or not restricted by this Agreement.
     7.4 Fundamental Changes; Asset Sales.
          (a) The Credit Parties shall not, and shall not permit any of their Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Credit Parties shall not, and shall not permit any of their Subsidiaries to, acquire any business or property from, or capital stock of, or other equity interests in, or be a party to any acquisition of, any Person except for purchases of property in the ordinary course of business, Investments permitted under Section 7.5, Capital Expenditures permitted under Section 7.10(d) and Permitted Acquisitions. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, form or acquire any Subsidiary without the express prior written consent of the Required Lenders; provided that (i) the Credit Parties may form any Domestic Subsidiary for the purpose of effecting a Permitted Acquisition so long as the Credit Parties comply with Section 6.10 and (ii) the Credit Parties may form a Subsidiary organized under the laws of one of the provinces of Canada (other than Quebec) so long as the Credit Parties comply with Section 6.10.
          (b) The Credit Parties shall not, and shall not permit any of their Subsidiaries to, convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of their business or property, whether now owned or hereafter acquired (including receivables, Patents, Trademarks, Copyrights and leasehold interests but excluding (x) obsolete or worn-out tangible property (including leasehold interests other than Material Leasehold Property), or tools, equipment or other tangible property (other than any Material Leasehold Property or Material Owned Property) no longer used or useful in their business and (y) any inventory or other property (other than receivables) sold or disposed of in the ordinary course of business and on ordinary business terms), provided that the Credit Parties may sublease real property to the extent such sublease would not interfere with the operation of the business of the Credit Parties. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, offer to issue or issue any capital stock or other equity interests, provided that Holdings may issue Qualified Equity Interests so long as (A) the proceeds thereof are applied to prepay the Loans to the extent required by Section 2.5(b)(i) and (B) no Change of Control results therefrom.
          (c) Notwithstanding the foregoing provisions of this Section 7.4:
          (i) any Domestic Credit Party (other than Holdings and Sundance) may be merged or combined with or into any other Domestic Credit Party (other than Holdings and Sundance), provided that if such merger involves the Borrower, (x) the Borrower shall be the surviving entity and (y) no Change of Control shall occur;
          (ii) any Domestic Credit Party (other than Sundance) which is a Subsidiary of the Borrower may sell, lease transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Borrower or any other Domestic Credit Party (other than Sundance) which is a Subsidiary of the Borrower;
          (iii) the Credit Parties may consummate the Sundance Sale; and
          (iv) the Credit Parties may consummate other Dispositions not otherwise permitted by clauses (i) through (iii) of this Section 7.4(c), provided that the aggregate fair market value of all such assets sold or otherwise disposed of during the term of this Agreement does not exceed $500,000.
     7.5 Investments; Hedging Agreements; Subsidiary Cash.
          (a) The Credit Parties shall not, and shall not permit any of their Subsidiaries to, make or permit to remain outstanding any Investment, except:
          (i) (A) Investments existing on the date hereof by any Credit Party in the equity interests of its Subsidiaries, (B) Investments by Holdings in equity interests of the Borrower, (C) Investments by the Borrower in the equity interests of its Subsidiaries (other than Sundance) that are Domestic Credit Parties and (D) Investments by Subsidiaries that are not Credit Parties in other Subsidiaries that are not Credi Parties;
          (ii) Investments consisting of Guarantees permitted by Section 7.3 and Indebtedness permitted by Section 7.1(c);
          (iii) Permitted Investments;
          (iv) Permitted Acquisitions;
          (v) Checking and deposit accounts with banks used in the ordinary course of business;
          (vi) Investments by the Credit Parties in the UK Subsidiary, Sundance or any Person which is not a Credit Party, provided that (w) all such Investments are made solely in cash, (x) the sum of (1) the aggregate amount of all Investments made by the Credit Parties in the UK Subsidiary or such other Persons which are not Credit Parties from and after the date of this Agreement plus (2) the Sundance Investment Amount shall not exceed $2,000,000 in the aggregate at any time, (y) all loans by the Credit Parties to the UK Subsidiary or Sundance shall be evidenced by the Intercompany Note, which Intercompany Note (together with any necessary endorsements) shall have been pledged to the Agent and delivered to the Agent to be held as collateral security for the Obligations and (z) no Default or Event of Default exists or would immediately result after giving effect to such transaction;
          (vii) Investments consisting of capital stock received in satisfaction of disputes or in connection with the bankruptcy of a customer; and
          (viii) Deposits or pledges permitted under Section 7.2(e).
In determining the amount of Investments permitted under Section 7.5(a)(vi), (A) the amount of any Investment not constituting Indebtedness outstanding at any time shall be the aggregate Investment by the applicable Person, less all dividends or other distributions on equity or returns of capital received by such Person with respect to that particular Investment and (B) the amount of any Investment constituting Indebtedness outstanding at any time shall be the outstanding principal balance of such Indebtedness at such time plus all accrued interest thereon.
          (b) The Credit Parties shall not, and shall not permit any of their Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements permitted by Section 7.1(g).

          (c) The Credit Parties shall not permit the sum of (i) the aggregate amount of funds on deposit in all deposit accounts, bank accounts and securities accounts of the Credit Parties which are not subject to First Priority Liens and Control Agreements in favor of the Agent plus (ii) the aggregate amount funds on deposit in all deposit accounts, bank accounts and securities accounts of their Subsidiaries which are not Credit Parties to exceed $500,000 in the aggregate at any time.
     7.6 Restricted Junior Payments. The Credit Parties shall not, and shall not permit any of their Subsidiaries to declare or make any Restricted Junior Payment at any time; provided, however, that:
          (a) any Subsidiary of a Domestic Credit Party (other than Holdings) may pay or make dividends and distributions to such Domestic Credit Party (other than Holdings);
          (b) so long as no Default has occurred and is continuing or would result therefrom, Holdings may redeem its capital stock solely in exchange for other capital stock of Holdings constituting Qualified Equity Interests;
          (c) the Borrower may make dividends or other distributions to Holdings (i) in amounts required for Holdings to pay income taxes imposed directly on Holdings to the extent such taxes are directly attributable to the income of Holdings and its Subsidiaries (including by virtue of Holdings being the common parent of a consolidated or combined tax group of which the Borrower and its Subsidiaries are members), (ii) in amounts equal to the amounts required for Holdings to pay franchise taxes and other fees required to maintain its existence and (iii) to enable Holdings to pay other general and customary holding company costs and expenses (including without limitation, directors’ fees and expenses) incurred by Holdings in the ordinary course of business in an aggregate amount not to exceed $750,000 during any fiscal year;
          (d) the Borrower may make regularly scheduled payments of interest under the Senior Notes in accordance with the payment terms of the Senior Notes as in effect on the date hereof, provided that at the time of any such payment and immediately after giving effect thereto, no Default shall have occurred and be continuing;
          (e) Holdings may make (and the Borrower may make dividends and distributions to Holdings in amounts sufficient to enable Holdings to make) regularly scheduled payments of interest under the Discount Notes in accordance with the payment terms of the Discount Notes as in effect on the date hereof, provided that at the time of any such dividend or payment and immediately after giving effect thereto, no Default shall have occurred and be continuing;
          (f) Holdings may redeem (and the Borrower may make dividends and distributions to Holdings in amounts sufficient to enable Holdings to redeem) any of its capital stock or warrants or options to acquire any of its capital stock owned by any terminated employee, provided that (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment, (ii) after giving effect to such payment, the Credit Parties are in compliance on a pro forma basis with the financial covenants set forth in Section 7.10 of this Agreement (recomputed for the most recent period for which financial statements have been delivered in accordance with the terms hereof after giving effect thereto), (iii) the aggregate amount of all such payments (whether made in cash, by the issuance of Indebtedness or otherwise) shall not exceed $2,000,000 during the term of this Agreement and (iv) the aggregate amount of all such payments made in cash shall not exceed $500,000 during the term of this Agreement; and
          (g) To the extent permitted under the applicable Subordination Agreement, the applicable Credit Party may pay as and when due and payable regularly scheduled interest in respect of Subordinated Indebtedness.

     7.7 Transactions with Affiliates. Except as expressly permitted by this Agreement, the Credit Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate); provided that:
          (i) any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Credit Party, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (e) of the definition thereof;
          (ii) the Credit Parties may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 7.7 or are referred to in Section 7.6 (but only to the extent specified in such section); and
          (iii) the Credit Parties may engage in transactions with Affiliates in the ordinary course of business on terms which are no less favorable to the Credit Parties than those likely to be obtained in an arms’ length transaction between a Credit Party and a non-affiliated third party, so long as the Credit Parties deliver to the Agent and each Lender (A) with respect to any Affiliate transaction effected pursuant to this clause (iii) involving aggregate consideration in excess of $1,500,000, a resolution of the Board of Directors of the applicable Credit Party set forth in an officers’ certificate certifying that such Affiliate transaction complies with this clause (iii) and that such Affiliate transaction has been approved by a majority of the disinterested members of the Board of Directors of such Credit Party and (B) with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate consideration in excess of $10,500,000, an opinion as to the fairness to the applicable Credit Party of such Affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
     7.8 Restrictive Agreements. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement, the Discount Note Indenture and the Senior Note Indenture) that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of any Credit Party to pay dividends or other distributions to such Credit Party with respect to any shares of its capital stock or other equity interests or to make or repay loans or advances to any Credit Party or the ability of any Credit Party to Guarantee Indebtedness of any other Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.8 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary of a Credit Party pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.

     7.9 Sale-Leaseback Transactions. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangements with any Person whereby any Credit Party or such Subsidiary shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.
     7.10 Certain Financial Covenants.
          (a) Secured Leverage Ratio. The Credit Parties shall not permit the Secured Leverage Ratio as of each date set forth below to exceed the ratio set opposite such date below:

Date	Ratio
September 30, 2008	3.33 to 1.00
December 31, 2008	3.33 to 1.00
March 31, 2009	3.36 to 1.00
June 30, 2009	3.33 to 1.00
September 30, 2009	3.33 to 1.00
December 31, 2009	3.33 to 1.00
March 31, 2010	3.33 to 1.00
June 30, 2010	3.13 to 1.00
September 30, 2010	3.13 to 1.00
December 31, 2010	3.13 to 1.00
March 31, 2011	2.94 to 1.00
          (b) Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio as of each date set forth below to be less than the ratio set forth opposite such date below:

Date	Ratio
September 30, 2008	0.83 to 1.00
December 31, 2008	0.80 to 1.00
March 31, 2009	0.75 to 1.00
June 30, 2009	0.72 to 1.00

Date	Ratio
September 30, 2009	0.69 to 1.00
December 31, 2009	0.67 to 1.00
March 31, 2010	0.67 to 1.00
June 30, 2010	0.67 to 1.00
September 30, 2010	0.68 to 1.00
December 31, 2010	0.69 to 1.00
March 31, 2011	0.70 to 1.00
          (c) Net EBITDA. The Credit Parties shall not permit Net EBITDA for each period of four consecutive fiscal quarters ending on the Measurement Dates set forth below to be less than the amount set forth opposite Measurement Date:

Measurement Date	Minimum Net EBITDA
September 30, 2008	$29,822,000
December 31, 2008	$30,371,000
March 31, 2009	$29,236,000
June 30, 2009	$29,734,000
September 30, 2009	$29,892,000
December 31, 2009	$30,105,000
March 31, 2010	$30,556,000
June 30, 2010	$31,275,000
September 30, 2010	$32,054,000
December 31, 2010	$32,864,000
March 31, 2011	$33,430,000
          (d) Capital Expenditures. The Credit Parties shall not permit the aggregate amount of Capital Expenditures (including those incurred in connection with any Capital Lease Obligations) made by the Credit Parties and their Subsidiaries during each period of four consecutive fiscal quarters ending on the Measurement Dates set forth below to exceed the amount set forth opposite such Measurement Date below:

Measurement Date	Maximum Capital Expenditure Amount
September 30, 2008	$24,391,000
December 31, 2008	$26,681,000
March 31, 2009	$26,625,000
June 30, 2009	$26,591,000
September 30, 2009	$25,973,000
December 31, 2009	$25,321,000
March 31, 2010	$25,670,000
June 30, 2010	$26,138,000
September 30, 2010	$26,605,000
December 31, 2010	$26,980,000
March 31, 2011	$27,440,000
     7.11 Lines of Business. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, engage to any substantial extent in any line or lines of business activity other than (i) the types of businesses engaged in by the Credit Parties as of the Effective Time and businesses substantially related or incidental thereto, and (ii) such other lines of business as may be consented to by the Required Lenders.
     7.12 Other Indebtedness. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Subordinated Indebtedness or the Indebtedness under the Senior Notes or Discount Notes, except to the extent permitted by Section 7.6.
     7.13 Modifications of Certain Documents. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, consent to any amendment, modification, supplement or waiver of any of the provisions of any organizational documents of any Credit Party or Subsidiary, any documents or agreements evidencing, governing or securing any Subordinated Indebtedness, any Senior Note Documents or any Discount Note Documents; provided, however, that the Credit Parties may amend any term or provision of their organizational documents so long as such amendment does not materially and adversely affect the interests or rights of the Agents and the Lenders. By way of illustration and without limiting the condition set forth in the proviso contained in the immediately preceding sentence, any amendment to any term or provision of any organizational documents of the Credit Parties pertaining to the rights of holders of preferred equity interests, common equity interests or warrants shall be deemed to materially and adversely affect the interests of the Agent and the Lenders to the extent that such amendment confers upon the holders thereof rights which, if exercised against any Credit Party, would cause an Event of Default to occur.
     7.14 Special Restrictions on Holdings. Notwithstanding anything herein to the contrary, Holdings shall not (a) engage in any business or activity other than holding title to all of the capital stock or other equity interests of the Borrower, (b) hold any assets except for (i) the capital stock or other equity interests of the Borrower and (ii) cash maintained in the BNY Holdings Accounts, provided that each of the BNY Holdings Accounts is at all times subject to a First Priority Lien in favor of the Agent and covered by a Control Agreement in favor of the Agent or (c) incur or permit to exist any Indebtedness or other liabilities (other than Indebtedness under the Loan Documents and the Discount Note Documents), assume or Guarantee any Indebtedness of any other Person (other than pursuant to the Loan Documents) or create, incur, assume or permit to exist any Liens on any or all of its assets (other than the Liens created under the Loan Documents).
ARTICLE 8
Events of Default
     8.1 Events of Default. The occurrence of any of the following events shall be deemed to constitute an “Event of Default” hereunder:
          (a) the Credit Parties shall fail to pay to the Agent or the Lenders (i) any principal of any Loan when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise or (ii) any interest on any Loan or any other Obligation (other than any Obligation specified in clause (i) of this Section 8.1(a)) of the Credit Parties to the Agent or the Lenders within three (3) days after same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise;
          (b) any representation or warranty made or deemed made by or on behalf of any Credit Party or any Subsidiary in or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;
          (c) the Credit Parties (i) shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.1, 6.2, 6.3 (with respect to existence), 6.5, 6.6, 6.8, 6.9, 6.14, or in Article 7 (it being expressly acknowledged and agreed that any Event of Default resulting from the failure of the Credit Parties at any measurement date to satisfy any financial covenant set forth in Section 7.10 shall not be deemed to be “cured” or remedied by the Credit Parties’ satisfaction of such financial covenant at any subsequent measurement date), (ii) shall fail to observe or perform any covenant, condition or agreement contained in Section 6.10 and such failure described in this clause (ii) shall continue unremedied for a period of 10 days after the earlier of (x) Knowledge by any Credit Party or (y) written notice thereof from the Agent (given at the request of any Lender) to the Borrower or (iii) shall fail to observe or perform any other covenant, condition or agreement contained in Sections 6.3 (other than with respect to existence), 6.4, 6.7, 6.11, 6.12, or 6.13 and such failure described in this clause (iii) shall continue unremedied for a period of 30 days after the earlier of (x) Knowledge by any Credit Party or (y) written notice thereof from the Agent (given at the request of any Lender) to the Borrower;
          (d) the Credit Parties or any Subsidiary shall fail to observe or perform any covenant,

condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (c) of this Section 8.1) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (x) Knowledge by any Credit Party or (y) written notice thereof from the Agent (given at the request of any Lender) to the Borrower;
          (e) the Credit Parties or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness or any Material Rental Obligation, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;
          (f) any event or condition occurs that results in (i) any Material Indebtedness of any Credit Party or any Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (ii) the lease with respect to any Material Rental Obligation of any Credit Party or any Subsidiary being terminated prior to its scheduled expiration date or that enables or permits (with or without the giving of notice, the lapse of time or both) the counterparty to such lease to cause such lease to be terminated prior to its scheduled expiration date;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) any Credit Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (i) any Credit Party or any Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;
          (j) a final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has not denied liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Credit Party or any Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

          (k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (l) there shall occur any Change of Control;
          (m) any of the following shall occur: (i) the Liens created hereunder or under the other Loan Documents shall at any time (other than by reason of the Agent relinquishing such Lien) cease to constitute valid and perfected Liens on Collateral intended to be covered thereby having a fair market value of $500,000 in the aggregate; (ii) except for expiration in accordance with its respective terms, (A) this Agreement, (B) any Note, (C) any Security Document or (D) the Loan Documents, taken as a whole, shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Loan Document shall be contested by (x) any Person (other than a Credit Party, the Agent or any Lender) in good faith or (y) any Credit Party;
          (n) there shall occur any loss theft, damage or destruction of any Collateral not fully covered (subject to such reasonable deductibles as the Agent shall have approved) by insurance and having a fair market value of $500,000 in the aggregate;
          (o) any Guarantor shall assert that its obligations under any Loan Document shall be invalid or unenforceable; or
          (p) there shall occur any Material Adverse Effect;
then, and in every such event (other than an event described in clause (g) or (h) of this Section 8.1), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) notify the Borrower that the outstanding principal of the Loans shall bear interest at the Post-Default Rate, and thereupon the outstanding principal of the Loans shall bear interest at the Post-Default Rate, (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and (iv) the Agent and the Lenders may exercise all of the rights as secured party and mortgagee hereunder or under the other Loan Documents; and in case of any event with respect to the Credit Parties or any Subsidiary described in clause (g) or (h) of this Section 8.1, the Commitments shall automatically terminate, the principal of the Loans then outstanding shall automatically bear interest at the Post-Default Rate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and the Agent and the Lenders shall be permitted to exercise such rights as secured party and mortgagee hereunder or under the other Loan Documents to the extent permitted by applicable law.
ARTICLE 9
The Agent
     9.1 Appointment and Authorization. Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     9.2 Agent’s Rights as Lender. DDJ or any other financial institution serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though it were not the Agent, and DDJ (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with the Credit Parties (and any of their respective Subsidiaries or Affiliates) as if it were not acting as Agent, and DDJ and its Affiliates may accept fees and other consideration from the Credit Parties and any of their respective Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
     9.3 Duties As Expressly Stated. The Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as is required hereunder with respect to such action), and (c) except as expressly set forth herein and in the other Loan Documents, the Agent shall have no duty to disclose, or shall not be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by the financial institution serving as the Agent or any of its Affiliates or Approved Funds in any capacity. The Agent shall not shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is required hereunder with respect to such action) or all of the Lenders if expressly required, or in the absence of its own gross negligence, willful misconduct or bad faith. The Agent shall be deemed to have no knowledge of any Default other than a Default of the types specified in Section 8.1(a) unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in, or in connection with, this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent shall not, except to the extent the Agent expressly instructed by the Required Lenders with respect to collateral security hereunder and under the other Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law.
     9.4 Reliance By Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been executed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (it being understood that this provision shall not release the Agent from performing any action with respect to the Borrower expressly required to be performed by it pursuant to the terms hereof or the Security Agreement) under this Agreement. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     9.5 Action Through Sub-Agents. The Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its Related Parties. The exculpatory and indemnification provisions set forth in this Article 9 with respect to the Agent shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Agent.
     9.6 Resignation of Agent and Appointment of Successor Agent. Subject to the appointment and acceptance of a successor Agent, as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank or other financial institution with an office in Boston, Massachusetts or New York, New York, or an Affiliate of any such bank or other financial institution. Upon the acceptance of its appointment as Agent hereunder, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
     9.7 Lenders’ Independent Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter. The Agent shall not be deemed a trustee or other fiduciary on behalf of any party.

     9.8 Indemnification. Each Lender agrees to indemnify and hold harmless the Agent (to the extent not reimbursed under Section 10.3, but without limiting the obligations of the Credit Parties under Section 10.3), ratably in accordance with the aggregate principal amount of the respective Commitments of and/or Loans held by the Lenders (or, if all of the Commitments shall have been terminated or expired, ratably in accordance with the aggregate outstanding amount of the Loans held by the Lenders), for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorney’s fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of any Loan Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by the Agent under or in respect of any of the Loan Documents or other such documents or the transactions contemplated thereby (including the costs and expenses that the Credit Parties are obligated to pay under Section 10.3, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of the party to be indemnified. The agreements set forth in this Section 9.8 shall survive the payment of all Loans and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Loan Document.
     9.9 Consents Under Other Loan Documents. Except as otherwise provided in this Agreement and the other Loan Documents, the Agent may, with the prior written consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the other Loan Documents.
     9.10 Field Audits and Examination Reports; Other Reports and Information. By becoming a party to this Agreement, each Lender is deemed to have requested that the Agent furnish to such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Credit Parties (each a “Report” and collectively, “Reports”) prepared by or at the request of the Agent in connection with Section 6.6, and the Agent agrees to so furnish each Lender with such each such Report. In addition to the foregoing, (a) any Lender may from time to time request of the Agent in writing that the Agent provide to such Lender a copy of any report or document specified by such Lender in such request provided by a Credit Party to the Agent that has not been contemporaneously provided by such Credit Party to such Lender, and, upon receipt of such request, the Agent shall provide a copy of the same to such Lender, (b) to the extent that the Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from a Credit Party, any Lender may, from time to time, reasonably request the Agent to exercise such right as specified in such Lender’s notice to the Agent, whereupon the Agent promptly shall request of such Credit Party the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Credit Party, the Agent promptly shall provide a copy of same to such Lender, and (c) any time that the Agent renders to a Credit Party a statement regarding the loan account maintained by the Agent pursuant to Section 2.1(d), the Agent shall send a copy of such statement to each Lender.
     9.11 Collateral Matters. The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to (a) release any Lien on any Collateral (i) upon the payment and satisfaction in full of all Obligations (other than contingent indemnification obligations that have not been asserted) and the termination or expiration of all Commitments hereunder; or (ii) constituting property being sold or disposed of if the Credit Party disposing of such property certifies to the Agent that the sale or disposition is permitted by Section 7.4 (and the Agent may conclusively rely on any such certification without further inquiry) and (b) terminate the Guarantee of any Guarantor under Article 3 and release the Lien on any capital stock or other equity interests of such Guarantor if all of the capital stock or other equity interests in such Guarantor that is owned by any other Credit Party is sold to any Person that is not (and is not required to become) a Credit Party in a transaction permitted by Section 7.4.
ARTICLE 10
Miscellaneous
     10.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telephonic facsimile (fax), as follows:
          (a) if to any Credit Party, c/o Haights Cross Operating Company, 10 New King Street, White Plains, New York 10604, Attention: Mark Kurtz (Fax no. (914) 289-9481) with a copy to Brown Rudnick LLP, One Financial Center, Boston Massachusetts 02111, Attention: Steven D. Pohl (Fax no. (617-856-8201);
          (b) if to the Agent, to DDJ Capital Management, LLC, 130 Turner Street, Building 3, Suite 600, Waltham, Massachusetts 02453, Attention: General Counsel (Fax No.: (781) 283-8541), with a copy to Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention: David L. Ruediger (Fax No. (617) 227-4420); and
          (c) if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     10.2 Waivers; Amendments.
          (a) No failure or delay by the Agent or the Lenders in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Credit Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the written consent of the Required Lenders; provided that no such agreement shall:

          (i) increase the Commitment of any Lender without the written consent of such Lender;
          (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than the decision not to charge, or to cease to charge, Post-Default Interest), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;
          (iii) postpone the scheduled date of payment of the principal amount of any Loan (including any mandatory prepayments of the Loans required under Section 2.5(b)), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, change the maturity date of any Loan, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;
          (iv) change Section 2.5(c) in a manner that would alter the application of prepayments thereunder, or change Section 2.4(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without in each case the written consent of each Lender;
          (v) alter the rights or obligations of the Borrower to prepay Loans without the written consent of each Lender;
          (vi) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;
          (vii) release any of the Guarantors from its obligations under Article 3 hereof or any material portion of the Collateral (or terminate any Lien with respect thereto), in each case, except as expressly permitted in this Agreement, without the written consent of each Lender;
          (viii) waive any of the conditions precedent specified in Article 5 without the written consent of each Lender; or
          (ix) contractually subordinate the Obligations or any of the Agent’s Liens without the consent of each Lender;
provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent.
     10.3 Expenses; Indemnity: Damage Waiver.
          (a) The Credit Parties jointly and severally agree to pay, or reimburse the Agent or the Lenders, as applicable, for paying, (i) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel to the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Agent, any Lender or any of their respective Affiliates including the reasonable and documented fees, charges and disbursements of any counsel for the Agent, any Lender or any of their respective Affiliates, in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 10.3, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, and (iii) all reasonable and documented fees and expenses incurred by the Agent (including the reasonable and documented fees and expenses of other advisors and professionals engaged by the Agent) in connection therewith in connection with the monitoring of Collateral, and any reviews or appraisals of Collateral (including field examination fees, environmental reviews to the extent reimbursable pursuant to Section 6.6) and (iv) all reasonable and documented costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or any other document referred to therein.
          (b) The Credit Parties jointly and severally agree to indemnify the Agent, each Lender, each of their respective Affiliates and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses actually incurred, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (provided that, so long as no Default has occurred and is continuing, the Credit Parties shall only be obligated under this Section 10.3(b) to pay the reasonable and documented fees, charges and disbursements of one firm of outside counsel and one firm of local counsel in each relevant jurisdiction for all Indemnitees as a group and, in the case of an actual or perceived conflict of interest where any Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, another firm of outside counsel for each such affected Indemnitee) and settlement costs, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by any Credit Party or any Subsidiary, or any Environmental Liability related in any way to any Credit Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (A) such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee and (B) such losses, claims, liabilities or related expenses arise solely from claims among Indemnitees.
          (c) To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Agent under paragraph (a) or (b) of this Section 10.3 (as determined after giving effect to the proviso to paragraph (b) of this Section 10.3), each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.
          (d) TO THE EXTENT PERMITTED BY APPLICABLE LAW, NONE OF THE PARTIES SHALL ASSERT, AND EACH PARTY HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY HERETO, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF.

          (e) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.
     10.4 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Agent (and any attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Each Lender may at any time and from time to time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that for any assignment:
          (i) the Agent must receive prior written notice of such assignment,
          (ii) except in the case of an assignment by a Lender to another Lender, any Affiliate of a Lender or an Approved Fund of a Lender, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned),
          (iii) except in the case of an assignment to a Lender, an Affiliate of a Lender or Approved Fund of a Lender, the aggregate amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $1,000,000,
          (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, and, unless such assignment is to a Lender, an Affiliate of a Lender or Approved Fund of a Lender, shall pay a processing and recordation fee of $3,500, and
          (v) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire;
provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if a Default has occurred and is continuing.
          (c) Upon acceptance and recording pursuant to paragraph (e) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.7, 2.8 and 10.3 and Section 2.2(e)). Notwithstanding anything therein to the contrary, no Approved Fund shall be entitled to receive any greater amount pursuant to Sections 2.7 and 2.8 and Section 2.2(e) than the transferor Lender would have been entitled to receive in respect of the assignment effected by such transferor Lender had no assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with paragraph (b) of this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.
          (d) The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender or the Agent, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any required processing and recordation fee referred to in paragraph (b) of this Section 10.4 and any written consent to such assignment required by paragraph (b) of this Section 10.4, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (f) Any Lender may, without the consent of or notice to the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b), or in Section 10.2(c), that affects such Participant. Subject to paragraph (g) of this Section 10.4, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.7 and 2.8 and Section 2.2(e) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in such Loan and the principal amount (and stated interest thereon) of the portion of such Loan that is the subject of the participation. A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on such participant register (and each registered note shall expressly so provide). Any participation of such Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on such participant register. Such participant register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (g) A Participant shall not be entitled to receive any greater payment under Section 2.7 or 2.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.8(e) as though it were a Lender.
          (h) Any Lender may, without the consent of or notice to the Borrower or the Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
          (i) Notwithstanding anything to the contrary contained herein, each Lender may, without notice to or the consent of the Agent or the Borrower, grant to a special purpose funding vehicle (a “SPC”) the option to provide to the Borrower all or any part of any Loans that such Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by a SPC hereunder shall utilize the commitments of the granting Lender to the same extent, and as if, such Loan were made by such granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) without notice to or the consent of the Borrower or the Agent, assign all or a portion of its interests in any Loans to the granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC. The Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.7, 2.8, and 10.3 shall be considered a Lender. The Borrower shall not be required to pay any amount under Sections 2.7, 2.8, and 10.3 that is greater than the amount which they would have been required to pay had no grant been made by a Lender to a SPC.
          (j) Anything in this Section 10.4 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Credit Party or any of its Affiliates or Subsidiaries without the prior consent of each Lender.
          (k) A Lender may furnish any information concerning any Credit Party or any Subsidiary in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient (other than the recipients referred to in subsections 10.4(h) or (i)) agrees in writing to be bound by, the provisions of Section 10.13. In addition, the Agent may furnish any information concerning any Credit Party or any Subsidiary or any Affiliate in the Agent’s possession to any Affiliate of the Agent, subject, however, to the provisions of Section 10.13. The Borrower shall assist any Lender in effectuating any assignment or participation pursuant to this Section 10.4 (including during syndication) in whatever manner such Lender reasonably deems necessary, including participation in meetings with prospective transferees.

     10.5 Survival. All covenants, agreements, representations and warranties made by the Credit Parties and Subsidiaries herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other Obligation payable under this Agreement or the other Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.7, 2.8, and 10.3 and Section 2.2(e) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
     10.6 Counterparts; Integration; References to Agreement; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agent and its counsel constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Whenever there is a reference in any Loan Document or UCC Financing Statement to the “Credit Agreement” to which the Agent, the Lenders and the Credit Parties are parties, such reference shall be deemed to be made to this Agreement among the parties hereto. Except as provided in Article 5, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     10.8 Right of Setoff. Each Credit Party hereby grants to the Agent, each Lender and each Affiliate of a Lender that from time to time maintains any deposit accounts, holds any funds or otherwise becomes indebted to any Credit Party a security interest in all deposits (general or special, time or demand, provisional or final) and funds at any time held and other indebtedness at any time owing by the Agent, any Lender or any such Affiliate of a Lender to or for the credit or the account of such Credit Party as security for the Obligations, and each Credit Party hereby agree that if an Event of Default shall have occurred and be continuing, the Agent and each Lender are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) or other funds at any time held and other indebtedness at any time owing by the Agent, such Lender or any such Affiliate of a Lender to or for the credit or the account of such Credit Party against any and all of the Obligations, irrespective of whether or not the Agent or the Lenders shall have made any demand under this Agreement and although any of the Obligations may be unmatured. The rights of the Agent, each Lender and each Affiliate of a Lender under this Section 10.8 are in addition to any other rights and remedies (including other rights of setoff) which the Agent, any such Lender or any such Affiliate of a Lender may have.
     10.9 Subordination by Credit Parties. The Credit Parties hereby agree that all present and future Indebtedness of any Credit Party to any other Credit Party (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Obligations, and each Credit Party agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Obligations shall have been indefeasibly paid in full; provided that, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby and such Indebtedness is expressly permitted hereunder, the Credit Parties may make and receive such payments in respect of Intercompany Indebtedness as shall be customary in the ordinary course of the Credit Parties’ business. Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Credit Party or to its businesses, properties or assets, the Lenders shall be entitled to receive payment in full of all of the Obligations before any Credit Party shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.
     10.10 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts.
          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of The Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Massachusetts court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or its properties in the courts of any jurisdiction.
          (c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 10.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The UK Subsidiary hereby further irrevocably and unconditionally waives any immunity to which it or its assets may at any time be or become entitled, whether characterized as sovereign immunity or otherwise, from any set-off or legal action in the United States, the United Kingdom or elsewhere, including immunity from service of process, immunity from jurisdiction or any court or tribunal and immunity of any of its assets from attachment prior to judgment or from execution of a judgment.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Without limiting, the generality of the foregoing, the UK

Subsidiary hereby appoints the Borrower as its agent and true and lawful attorney-in-fact in its name, place and stead to accept service of process on behalf of the UK Subsidiary in the United States and agrees that the failure of the Borrower to give any notice of any such service of process to the UK Subsidiary shall not impair or affect the validity of such service or any judgment based thereon. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
     10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     10.13 Confidentiality. The Agent and each Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with its customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to the Agent or any Lender, (b) to its employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.13), (b) to the extent such information presently is or hereafter becomes available to the Agent or any Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission to whose jurisdiction the Agent or such Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants (other than those referred to in Sections 10.4(h) and (i)) or prospective assignees or participants (other than those referred to in Sections 10.4(h) and (i)) who agree to be bound by the provisions of this Section 10.13, (f) to assignees or prospective assignees referred to in Sections 10.4(h) and (i), (g) to the extent required in connection with any litigation between any Credit Party and the Agent or any Lender with respect to the Loans or this Agreement and the other Loan Documents or (h) with the Borrower’s prior written consent. Notwithstanding the foregoing, the Agent, each Lender and each Credit Party hereby authorizes the Agent, each other Lender or any of their respective Affiliates to publish the name of the Agent, such Lender and each Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone,” comparable advertisement or press release which the

Agent, such Lender or any of their respective Affiliates elects to submit for publication. With respect to any of the matters referred to in the immediately preceding sentence, the Agent or such Lender shall provide the Borrower with an opportunity to review and confer with the Agent or such Lender regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, the Agent, such Lender or any of their respective Affiliates may, from time to time, publish such information in any media form desired by the Agent, such Lender or such Affiliates, until such time that Borrower shall have requested the Agent or such Lender to cease any such further publication.
     10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lenders in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.14 shall be cumulated and the interest and Charges payable to the Lenders in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lenders.
     10.15 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase U.S. Dollars with such other currency at the spot rate of exchange quoted to the Agent by a bank selected by the Agent at 11:00 a.m. (Boston time) on the Business Day preceding that on which final judgment is given, for the purchase of U.S. Dollars for delivery two Business Days thereafter. The obligation of each Credit Party in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase U.S. Dollars with the Judgment Currency and to the extent that, after such purchase, the Agent and the Lenders shall have received payment in full of the amount originally due to the Agent and the Lenders in U.S. Dollars. If the amount of U.S. Dollars so purchased is less than the sum originally due to the Agent and the Lenders in U.S. Dollars, each of the Credit Parties agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss.

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

GUARANTORS

HAIGHTS CROSS COMMUNICATIONS, INC.

By:
Name:
Title:

SUNDANCE/NEWBRIDGE EDUCATIONAL PUBLISHING, LLC

By:
Name:
Title:

TRIUMPH LEARNING, LLC

By:
Name:
Title:

RECORDED BOOKS, LLC

By:
Name:
Title:

WF HOWES LIMITED

By:
Name:
Title:

AGENT

DDJ CAPITAL MANAGEMENT, LLC,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

LENDERS

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

SCHEDULES & EXHIBITS

Schedule 1.1(a)	Material Leasehold Properties
Schedule 1.1(b)	Certain Holders of Senior Notes
Schedule 1.1(c)	Principals
Schedule 1.5	Designated Financial Officers
Schedule 2.1	Lenders and Commitments
Schedule 2.4	Agent Wire Transfer Instructions
Schedule 4.3	Governmental Approvals; No Conflicts
Schedule 4.4	Financial Condition; No Material Adverse Changes
Schedule 4.5	Properties; Proprietary Rights; Real Property Assets
Schedule 4.6	Litigation and Environmental Matters
Schedule 4.7	Compliance with Laws and Agreements
Schedule 4.9	Taxes
Schedule 4.10	Pension Plans
Schedule 4.12	Capitalization
Schedule 4.13	Subsidiaries
Schedule 4.14	Material Indebtedness, Liens and Agreements
Schedule 4.18	Labor and Employment Matters
Schedule 4.19	Bank Accounts
Schedule 6.1	Certain Financial Statement Matters
Schedule 7.1	Existing Indebtedness
Schedule 7.7	Transactions with Affiliates
Schedule 7.8	Restrictive Agreements

Exhibit A	Form of Term Note
Exhibit B	Form of LIBOR Request
Exhibit C	Form of Compliance Certificate
Exhibit D-1	Form of Pledge and Security Agreement
Exhibit D-2	Form of Charge Over Shares
Exhibit D-3	Form of Debenture
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Intercompany Note

ARTICLE 1 DEFINITIONS	1

1.1 Defined Terms	1

1.2 Classification of Loans and Borrowings	21

1.3 Terms Generally	21

1.4 Accounting Terms; GAAP	21

1.5 Joint and Several Obligations; Designated Financial Officers	22

ARTICLE 2 THE CREDITS	22

2.1 Term Loans	22

2.2 LIBOR Borrowings	23

2.3 Loans and Borrowings; Funding of Borrowings	24

2.4 Payments Generally; Pro Rata Treatment; Sharing of Set-Offs; Collection	24

2.52.5 Prepayment of Loans	26

2.6 Fees	28

2.7 Increased Costs	29

2.8 Taxes	30

2.9 Mitigation Obligations; Replacement of Lenders	31

2.10 Lenders’ Evidence of Indebtedness	32

ARTICLE 3 GUARANTEE BY GUARANTORS	32

3.1 The Guarantee	32

3.2 Obligations Unconditional	32

3.3 Reinstatement	33

3.4 Subrogation	33

3.5 Remedies	33

3.6 Instrument for the Payment of Money	34

3.7 Continuing Guarantee	34

3.8 General Limitation on Amount of Obligations Guaranteed	34

ARTICLE 4 REPRESENTATIONS AND WARRANTIES	34

4.1 Organization; Powers	34

4.2 Authorization; Enforceability	34

4.3 Governmental Approvals; No Conflicts	34

4.4 Financial Condition; No Material Adverse Change	35

4.5 Properties	36

4.6 Litigation and Environmental Matters	36

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4.7 Compliance with Laws and Agreements	37

4.8 Investment and Holding Company Status	37

4.9 Taxes	37

4.10 ERISA	37

4.11 Disclosure	37

4.12 Capitalization	38

4.13 Subsidiaries	38

4.14 Material Indebtedness, Liens and Agreements	39

4.15 Federal Reserve Regulations	39

4.16 Solvency	39

4.17 Force Majeure	40

4.18 Labor and Employment Matters	40

4.19 Bank Accounts	40

4.20 OFAC	41

4.21 Patriot Act	41

4.23 Trade Relations	41

ARTICLE 5 CONDITIONS	42

0 Effective Time	42

ARTICLE 6 AFFIRMATIVE COVENANTS	45

6.1 Financial Statements and Other Information	46

6.2 Notices of Material Events	48

6.3 Existence; Conduct of Business	48

6.4 Payment of Obligations	48

6.5 Maintenance of Properties; Insurance	48

6.6 Books and Records; Inspection Rights	49

6.7 Fiscal Year	49

6.8 Compliance with Laws	50

6.9 Use of Proceeds	50

6.10 Certain Obligations Respecting Subsidiarie	50

6.11 ERISA	51

6.12 Environmental Matters; Reporting	51

6.13 Matters Relating to Additional Real Property Collateral	51

6.14 Cash Deposits/Bank Accounts	52

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ARTICLE 7 NEGATIVE COVENANTS	52

7.1 Indebtedness	52

7.2 Liens	53

7.3 Contingent Liabilities	54

7.4 Fundamental Changes; Asset Sales	55

7.5 Investments; Hedging Agreements; Slow Moving Inventory	56

7.6 Restricted Junior Payments	57

7.7 Transactions with Affiliates	58

7.8 Restrictive Agreements	58

7.9 Sale-Leaseback Transactions	59

7.10 Certain Financial Covenants	59

7.11 Lines of Business	61

7.12 Other Indebtedness	61

7.13 Modifications of Certain Documents	61

7.14 Special Restrictions on Holdings	62

ARTICLE 8 EVENTS OF DEFAULT	62

8.1 Events of Default	62

ARTICLE 9 THE AGENT	64

9.1 Appointment and Authorization	64

9.2 Agent’s Rights as Lender	65

9.3 Duties As Expressly Stated	65

9.4 Reliance By Agent	65

9.5 Action Through Sub-Agents	66

9.6 Resignation of Agent and Appointment of Successor Agent	66

9.7 Lenders’ Independent Decisions	66

9.8 Indemnification	67

9.9 Consents Under Other Loan Documents	67

ARTICLE 10 MISCELLANEOUS	68

10.1 Notices	68

10.2 Waivers; Amendments	68

10.3 Expenses; Indemnity: Damage Waiver	69

10.4 Successors and Assigns	71

10.5 Survival	74

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10.6 Counterparts; Integration; References to Agreement; Effectiveness	74

10.7 Severability	74

10.8 Right of Setoff	74

10.9 Subordination by Credit Parties	75

10.10 Governing Law; Jurisdiction; Consent to Service of Process	75

10.11 WAIVER OF JURY TRIAL	76

10.12 Headings	76

10.13 Confidentiality	76

10.14 Interest Rate Limitation	77

10.15 Judgment Currency	77

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